AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this 30th day of July, 2014, by and between SUN COMMUNITIES, INC., a Maryland corporation (“SUI”), SUN MARYLAND, INC., a Maryland corporation and wholly-owned subsidiary of SUI (“Merger Sub”) and GCP REIT III, a Maryland real estate investment trust (the “Company”). SUI, Merger Sub and the Company are individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”
RECITALS:

A.SUI is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes. The Company is a Maryland statutory real estate investment trust operating as a real estate investment trust for U.S. federal income tax purposes.
B.The Company directly or indirectly through one or more wholly-owned subsidiaries owns 100% of the equity interests in each of the limited liability companies, partnerships and corporations described on Exhibit A (the “Existing Subsidiaries”).
C.Prior to the Effective Time, it is contemplated that the Company and its Affiliates and Subsidiaries will cause all of the equity interests of those Existing Subsidiaries indicated on Exhibit A as “Excluded Subsidiaries” (the “Excluded Subsidiaries”) to be assigned or contributed to certain Affiliates of the Company so that at the Closing the Company does not have any direct or indirect ownership interest in any of the Excluded Subsidiaries (the “Spin Offs”).
D.After the closing of the transactions contemplated in the Fund III MIPA and the Spin Offs and as of the Effective Time, the Company shall directly or indirectly through one or more wholly-owned subsidiaries own 100% of the equity interests in those of the Existing Subsidiaries indicated on Exhibit A as “Holding Companies” (the “Holding Companies”).
E.Each of the Holding Companies owns and as of the Effective Time will own directly or indirectly through one or more other wholly-owned subsidiaries, 100% of the equity interest in each of the Existing Subsidiaries described on Exhibit A (the “Property Owners”), except as set forth therein. Each Property Owner owns one or more parcels of real property which is operated and used as the manufactured housing community described on Exhibit A (each a “Project” and collectively the “Projects”). The legal description of the real estate on which each Project is located is more fully described on Exhibit B (the “Land”).
F.    Each Property Owner is the owner of all buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps, boat docks and moorings, utility systems, wells, water distribution systems, sewer systems, water and sewer treatment plants and other appurtenances located upon the Land (collectively the “Improvements”). (For avoidance of doubt, the Improvements do not include any manufactured homes or any other property belonging to tenants at the Projects or the Home Inventory (as defined below)).

G.    Each Property Owner is the owner of all machinery, equipment, goods, vehicles, and other personal property (collectively the “Personal Property”) listed in Exhibit B-1 which is located at or useable in connection with the ownership or operation of the Land and Improvements. For purposes of this Agreement, the Personal Property does not include cash or other sums or investments held by a Property Owner as provided in Section 6.1(l) hereof, the excluded personal property listed on Exhibit B-2 attached hereto and made a part hereof (the “Excluded Personal Property”), those manufactured homes owned as of the date set forth on attached Exhibit C by certain affiliates of the Company (collectively, “HSC”), each of which is an Existing Subsidiary and each of which will be an Excluded Subsidiary, listed on Exhibit C (collectively the “Owned Homes”), the MH Contracts (as defined below) or manufactured homes or any other property owned by tenants of the Projects.
H.    HSC, as of the dates set forth on the attached Exhibit C, is the owner of the Home Inventory listed on Exhibit C, and as of the dates set forth on the attached Exhibit D, is the owner of the promissory notes, installment loan agreements and installment loan contracts and related documentation that relate to certain manufactured homes sold by HSC to residents of the Projects and now located on the Land (the “MH Contracts”), as listed on the attached Exhibit D.
I.    Each Project shall include the Land, the Improvements and the Personal Property owned by each Property Owner, together with all of such Property Owner’s right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of such Land, Improvements and Personal Property, all divisions rights under applicable law, all right, title and interest, if any, of such Property Owner in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such Land to the center line thereof, and in and to any and all easements appurtenant to such Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of such Land, or the fee owner thereof, and together with all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing.
J.    Intentionally Omitted.
K.    The Parties desire that SUI acquire the Company through a merger (the “Merger”) of the Company with and into Merger Sub in accordance with the terms of this Agreement and Maryland Law (defined below), with Merger Sub, a wholly-owned subsidiary of SUI, as the surviving corporation in the Merger.
L.    Concurrently with the Merger, HSC will sell and convey, and Sun Home Services, Inc. (“SHS”), an affiliate of SUI, will purchase, all of the Owned Homes and MH Contracts pursuant to a separate Asset Purchase Agreement in the form of the attached Exhibit E (the “Asset Purchase Agreement”) and for the additional purchase price set forth therein
M.    Concurrently with the execution and delivery of this Agreement, SUI and the Company and certain of their respective affiliates are entering into that certain Omnibus Agreement of even date herewith (the “Omnibus Agreement”), which affects the transactions contemplated in this Agreement and certain other agreements pursuant to which SUI and its affiliates will acquire substantially all of the manufactured housing assets of the Company and its affiliates. This Agreement shall be deemed to be the “Fund 2 Merger Agreement” as such term is used and defined in the Omnibus Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Omnibus Agreement.
N.     Prior to the Effective Time (defined below) and as a condition to completion of the Merger, (i) the transactions contemplated in the Fund III MIPA shall be completed, (ii) the Spin Offs shall be completed, and (iii) HSC will sell all of the Owned Homes and MH Contracts to SHS pursuant to the Asset Purchase Agreement, which is expected to occur concurrently with the Closing of the Merger.
O.    The Board of Trustees of the Company has approved this Agreement and declared the advisability of the transactions contemplated hereby and determined that it is in the best interests of the Shareholders (as defined below) to consummate the Merger and the other transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth in this Agreement.
P.     The Board of Directors of SUI has approved this Agreement, and has declared the advisability of the transactions contemplated hereby and determined that it is in the best interests of the shareholders of SUI to consummate the Merger and the other transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth in this Agreement.
Q.     The Board of Directors of Merger Sub has approved this Agreement, and has declared the advisability of the transactions contemplated hereby and determined that it is in the best interests of the sole shareholder of Merger Sub to consummate the Merger and the other transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth in this Agreement.
R.     For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a)(1)(A) and (2)(D) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, for and in consideration of the promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.    DEFINITIONS.
As used herein, the following terms will have the following meanings:
“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Code” means the Internal Revenue Code of 1986, as amended.
“Class A Common Shares” means the Company’s Class A Common Shares of beneficial interest having a par value of $0.01 per share.

“Class B Preferred Shares” means the Company’s Class B Preferred Shares of beneficial interest having a par value of $0.01 per share.
“Company Shares” means all of the Company’s issued and outstanding Class A Common Shares and Class B Preferred Shares.
“Company Shareholder Approval” means the approval of the Merger at a meeting or by valid written consent by the affirmative vote of not less than a majority of the outstanding shares of each class of Company Shares entitled to vote thereon.
“Company Subsidiary” means each Subsidiary of the Company.
“Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.
“Company Tax Protection Agreements” means any written agreement to which Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Company Subsidiary Partnership, Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.
“Department” means the Maryland State Department of Assessments and Taxation.
“Governmental Entity” means any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“Maryland Law” means Titles 1, 2, 3 and 8 of the Corporations and Associations Article of the Annotated Code of Maryland.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization, declaration of trust and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Entity or other entity of any kind.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
“SCOLP” means Sun Communities Operating Limited Partnership, a Michigan limited partnership.
“Shareholder” means a holder of Company Shares.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” when used with respect to any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (x) a general partner, managing member, manager or other similar interest providing them with the ability to control the business and affairs of a Person, or (y) 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.
“SUI Subsidiary” means each Subsidiary of SUI.
“SUI Subsidiary Partnership” means a SUI Subsidiary that is a partnership for United States federal income tax purposes.
“SUI Tax Protection Agreements” means any written agreement to which SUI or any SUI Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a SUI Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a SUI Subsidiary Partnership, SUI or the SUI Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax” or “Taxes” shall mean any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.
2.    MERGER CONSIDERATION AND EFFECT OF THE MERGER.

2.1     Merger Consideration.
The Parties agree that the aggregate consideration to be paid by SUI and Merger Sub pursuant to this Agreement shall be the sum of Forty One Million Four Hundred Fifty Three Thousand Six Hundred Twenty Nine Dollars ($41,453,629.00), adjusted for pro-rated items and other adjustments as provided in this Agreement (the “Merger Consideration”). The Merger Consideration shall be allocated among the Projects in accordance with the Omnibus Agreement. The Merger Consideration shall be paid as follows:
(a)    The Projects are currently encumbered by certain mortgage debts, as identified on Exhibit F attached hereto (the “Existing Debt”). By acquiring the Company and indirectly owning the Property Owners, SUI shall effectively assume (the “Loan Assumption”) the aggregate outstanding principal balances of the Existing Debt (which as of June 30, 2014 are in the approximate amounts shown on Exhibit F), to the extent that the Existing Debt is not paid off at or prior to Closing (the “Assumed Debt”). The outstanding principal balance and accrued and unpaid interest under the Assumed Debt as of the Closing, net of any escrows or reserves held by any Lender of the Assumed Debt as of the Closing, shall be credited against the Merger Consideration, provided that any Assumption Costs (as defined in Section 2.8) associated with the Loan Assumption shall be the responsibility of the Green Entities in accordance with Section 19.1 below;
(b)    Pursuant to the Omnibus Agreement, the Company may elect that a portion of the Merger Consideration will be paid in a combination of (i) Common OP Units in SCOLP (the “Common OP Units”), (ii) shares of common stock (the “Common Stock”) in SUI, (iii) Series A-4 Preferred Units in SCOLP (the “Preferred OP Units”), and/or (iv) Series A-4 Preferred Stock in SUI (the “Preferred Stock”), as selected by the Company, subject to the aggregate limitations set forth in the Omnibus Agreement and the transactions consummated under the other Transaction Agreements prior to the Effective Time. SUI is a REIT and is the general partner of SCOLP. To the extent that the Company elects Common OP Units or Preferred OP Units, SUI shall cause SCOLP to issue such equity in accordance with this Agreement. The Common Stock and the Common OP Units are sometimes referred to herein collectively as the “Common Equity.” The Preferred OP Units and the Preferred Stock are sometimes referred to herein collectively as the “Preferred Equity.” The issuance price of the Common Equity shall be $50.00 per share/unit and the issuance price of the Preferred Equity shall be its Issue Price (as defined in the Organizational Documents establishing such Preferred Equity). In electing a portion of the Merger Consideration in Common Equity or Preferred Equity, the Company shall elect such portion that is capable of being divided equally on a per share basis by the number of the Company’s Class A Common Shares issued and outstanding as of immediately prior to the Effective Time to avoid the issuance of any fractional shares.
(c)    An amount of cash equal to $1,000.00 for each Class B Preferred Share plus an amount equal to any accrued and unpaid dividends on such shares up to the Effective Time shall be payable to the holders of Class B Preferred Shares. The balance of the Merger Consideration (i.e, the Merger Consideration, net of credits and prorations provided in this Agreement, less the amount of the Assumed Debt and the aggregate issuance price of Common Equity and Preferred Equity selected by the Company, less the amount of cash payable to holders of the Class B Preferred Shares pursuant to this Agreement) shall be paid in cash (the “Cash Payment”).

(d)     For purposes of this Agreement, the term “Class A Common Per Share Merger Consideration” means the number of Common OP Units, shares of Common Stock of SUI, Preferred OP Units and shares of Preferred Stock of SUI as designated by the Company pursuant to Section 2.1(b) above and the Cash Payment specified in Section 2.1(c) above, in each case calculated separately and divided by the number of the Company’s Class A Common Shares issued and outstanding as of immediately prior to the Effective Time.

2.2    The Merger.
(a)    Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company and Merger Sub shall cause to be filed with the Department articles of merger (the “Articles of Merger”) in connection with the Merger in such form as is required by, and executed in accordance with, the Maryland Law. To the extent determined by SUI to be necessary, the Articles of Merger shall address the matters described in Section 2.5.
(b)    The Merger shall become effective on such date and at such time (the “Effective Time”) as the Articles of Merger have been accepted by the Department for record (or at such later time as may be agreed by the parties that is specified in the Articles of Merger in accordance with the Maryland Law).
(c)    At the Effective Time, the Company shall be merged with and into Merger Sub in accordance with the Maryland Law, whereupon the separate existence of the Company shall cease, and the Merger Sub shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, powers, privileges and franchises and be subject to all of the debts and obligations of the Company and Merger Sub, all as provided under Maryland Law.
2.3.     Conversion of Company Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
(a) except as otherwise provided in Section 2.3(b), (i) each of the Company’s Class A Common Shares outstanding immediately prior to the Effective Time shall be converted into the right to receive the Class A Common Per Share Merger Consideration, and (ii) each of the Company’s Class B Preferred Shares outstanding immediately prior to the Effective Time shall be converted into the right to receive $1,000.00 per share plus an amount equal to any accrued and unpaid dividends on such shares to the Effective Time, in each case without interest and subject to any required Tax withholding made pursuant to Section 2.4 (as to each, the “Applicable Per Share Merger Consideration” and in the aggregate, the “Aggregate Per Share Merger Consideration”);
(b) each Company Share held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and
(c)    each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as the only issued and outstanding shares of capital stock of the Surviving Corporation
2.4.     Surrender and Payment.
(a) Prior to the Effective Time, SUI shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging the Aggregate Per Share Merger Consideration for (i) certificates representing Company Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”). As of the Effective Time, SUI shall deposit, or cause to be deposited, with the Exchange Agent the Aggregate Per Share Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares (the “Exchange Fund”). Promptly after the Effective Time, SUI shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
(b) Each holder of Company Shares that have been converted into the right to receive the Aggregate Per Share Merger Consideration shall be entitled to receive the Applicable Per Share Merger Consideration in respect of the Company Shares represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the
Effective Time for all purposes only the right to receive such Applicable Per Share Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.
(c) If any portion of the Aggregate Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) All Aggregate Per Share Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of Company
Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Applicable Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 2.
(e) Any portion of the Exchange Fund that remains unclaimed by the holders of Company Shares one year after the Effective Time shall be returned to SUI, upon demand, and any such holder who has not exchanged Company Shares for the Applicable Per Share Merger Consideration in accordance with this Section 2 prior to that time shall thereafter look only to SUI for payment of the Applicable Per Share Merger Consideration. Notwithstanding the foregoing, SUI shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of SUI free and clear of any claims or interest of any Person previously entitled thereto.
(f)    If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of beneficial interests of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, the Applicable Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted if required to account for such change; provided that the Aggregate Per Share Merger Consideration shall remain the same. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of stock of SUI or partnership interests of SCOLP shall occur as a result of the reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, the Merger Consideration, the Class A Common Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted if required; provided that the Aggregate Per Share Merger Consideration shall remain the same.
(g)    Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and are paid to the relevant Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.
(h)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SUI, the posting by such Person of a bond, in such reasonable amount as SUI may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Applicable Per Share Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Section 2.
2.5    Effects of the Merger.
(a)    At the Effective Time, the charter of Merger Sub shall be the charter of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable Law and the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable Law.
(b)    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
2.6    Dissenters’ Rights.
(a)    Notwithstanding anything in this Agreement to the contrary, any Company Shares outstanding immediately prior to the Effective Time eligible under the Maryland
Law to exercise appraisal or dissenters’ rights and held by a holder, if any, who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Title 3, Subtitle 2 of the Maryland Law and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive a portion of the Aggregate Per Share Merger Consideration, and the holder or holders of such shares will be entitled only to such rights as may be granted to such holder or holders in Title 3, Subtitle 2 of the Maryland Law.
(b)    Notwithstanding the provisions of Section 2.6(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Title 3, Subtitle 2 of the Maryland Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Company Shares will automatically be converted into and represent the right to receive a portion of the Aggregate Per Share Merger Consideration, payable in cash to the holder thereof without interest, following surrender of the certificate representing such shares.
(c)    The Company agrees to comply with the requirements of Sections 3-201 through 3-213 of the Maryland Law.
(d)    The Company shall give SUI (i) prompt notice of any written objection to the transactions contemplated by this Agreement or any demands for appraisal pursuant to Section 3-203 of the Maryland Law received by the Company, withdrawals of such demands, and any other instruments served pursuant to the Maryland Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Maryland Law.  The Company shall not, except with the prior written consent of SUI, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.
2.7    Tax Consequences.
It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (2)(D) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.
2.8    SUI and the Company shall coordinate their contact and discussions with any lenders regarding any of the Assumed Debt or the associated Projects, but SUI shall not initiate any such contact or discussions without the Company’s prior approval. Promptly after the execution of this Agreement, the Company, the Holding Companies, the Property Owners and SUI shall jointly notify each holder of the Assumed Debt (each a “Lender”) for whom either (i) written notification of the Loan Assumption is required, or (ii) consent or approval of the Loan Assumption is required (as determined by the parties) of the pending Merger and the other transactions contemplated by this Agreement and request the application required to be submitted to the Lender in order for the Lender to consent to the Merger and the other transactions contemplated by this Agreement. As soon as reasonably practicable following its receipt of the Loan Assumption application, SUI shall promptly submit written application for the Loan Assumption to the Lenders, together with all information required by the Lenders to obtain their consent. SUI agrees to prosecute the Loan Assumption with due diligence in order to obtain the Lenders’ approval of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof and the Loan Assumption (collectively, the “Loan Assumption Approval”). The Company, the Holding Companies, and the Property Owners agree to cooperate in all reasonable respects with SUI and Lender in obtaining the Loan Assumption Approval. The Company shall pay all costs, expenses and fees payable to the Lender with respect to the Loan Assumption and to satisfy any requirements of the Lender in accordance with the applicable Mortgage Documents (the “Assumption Costs”), including, without limitation, any non-refundable application fee, attorney fees, transfer and assumption fees, administration fees, and charges and premiums for all endorsements to the Lenders’ policies of title insurance, but not any such fees or other charges related to modifications requested by SUI (which shall be at SUI’s sole cost and expense), provided that the Company shall not be required to pay transfer and assumption fees for any Assumed Loan in excess of one percent (1%) of the outstanding principal balance of such Assumed Loan. SUI, on behalf of itself and SCOLP, and the Company agree to promptly execute such documents and to provide such information as may be reasonably required by Lenders to complete the Loan Assumption application and to confirm the Loan Assumption. Further, the Lenders’ Loan Assumption Approval must provide for (a) the release of the principals and affiliates of the Company, if applicable, from all personal liability for the “recourse carve outs” (including, without limitation, environmental indemnities) under the Mortgage Documents with respect to all events, occurrences and activities arising from and after the Closing Date (or if any Lender will not accept a release of such principals and affiliates, if applicable, SUI shall cause SCOLP to indemnify such principals and affiliates with respect to any liability for “recourse carve outs” (including, without limitation, environmental indemnities) under the Mortgage Documents with respect to any events, occurrences and activities arising from and after the Closing Date), and for SUI to cause SCOLP to assume such personal liability under the recourse carve outs with respect to all events, occurrences and activities arising from and after the Closing Date in substantially the same form as signed by the Company when it closed the Assumed Debt or with such changes thereto to comply with Lenders’ current underwriting policies as may be reasonably acceptable to SUI, provided, however, if any Lender requires SUI or SCOLP to assume such personal liability under the recourse carve outs with respect to any event, occurrence or activity arising prior to the Closing Date, SUI may elect for such Existing Debt to not be an Assumed Debt but, instead, such Existing Debt shall be prepaid at Closing in accordance with the Omnibus Agreement, with a corresponding increase in the Cash Payment portion of the Merger Consideration, and (b) such modifications to the Loan Documents as are reasonably necessary to reflect and account for the fact that SUI is a publicly traded real estate investment trust and SUI, either directly or through its subsidiaries, owns, operates and manages multiple manufactured home communities under the Sun Communities name, if and to the extent that, but for such modifications, SUI or SCOLP may not be in compliance with any covenants, representations, warranties set forth in the applicable Mortgage Documents, whether at the time of Closing or thereafter. If the Loan Assumption Approval is not obtained by the date which is ten (10) business days prior to the Closing Date (the “Loan Assumption Approval Period”) (or if SUI otherwise elects to prepay any Existing Debt at Closing), then such Existing Debt shall not be Assumed Debt but, instead, such Existing Debt shall be prepaid at Closing in accordance with the Omnibus Agreement, with a corresponding increase in the Cash Payment portion of the Merger Consideration. Except as expressly provided to the contrary in the Omnibus Agreement, the Loan Assumption Approval shall not be a condition precedent to the obligations of the parties under this Agreement. SUI may elect to prepay all or any portion of the Existing Debt by the delivery of written notice thereof to the Company pursuant to the Omnibus Agreement. If the required Loan Assumption Approval is not obtained for any Existing Debt or if SUI elects to prepay any Existing Debt, all associated Prepayment Costs shall be paid by the Parties as provided in the Omnibus Agreement.
2.9    The Common OP Units and Preferred OP Units to be issued pursuant to the terms hereof shall be governed by that certain Third Amended and Restated Limited Partnership Agreement of SCOLP, dated as of June 19, 2014, as amended or restated from time to time (the “Partnership Agreement”), including the Preferred Amendment ,a copy of which is attached as Exhibit L to the Omnibus Agreement. On the Closing Date, any Shareholders receiving Common Equity or Preferred Equity shall execute and deliver such customary investment and subscription documents as SCOLP or SUI shall reasonably require in connection with the issuance of the Common Equity and/or the Preferred Equity.

3.    CONDITION OF TITLE TO THE PROJECTS.

3.1    The Company hereby represents and warrants to SUI that the relevant Property Owner is, and as of the Closing Date, the relevant Property Owner shall be, the lawful owner of its Project and it holds, and as of the Closing Date, the relevant Property Owner shall hold, fee simple title to such Project. Subject to the terms and condition of the Omnibus Agreement concerning Material Title/Survey Defects, and further subject to the condition that SUI receives the Required
Title Policies described below at Closing, SUI acknowledges that the Property Owners hold title to their respective Projects subject to the following matters (hereinafter referred to as the "Permitted Exceptions"):

(a)    Those liens, encumbrances, easements and other matters set forth as exceptions to title in the Commitment applicable to its Project to be delivered pursuant to Section 4.1 hereof and such state of facts (including, without limitation, non-material discrepancies in legal descriptions, and shortages of area) as would be disclosed in an accurate survey of such Project;

(b)    The rights of parties in occupancy of all or any portion of the Land and Improvements that are part of such Project under leases, subleases, occupancy agreements and commitments to lease (the "Tenant Leases"), to the extent set forth and described in the Rent Rolls (as defined below), as the same shall be updated to date that is five days prior to the Closing Date, including, without limitation, the rights of parties in occupancy of all or any portion of the Land and Improvements that are part of such Project under those certain leases providing for a specified fixed base rental amount for the life of the tenant(s), to the extent set forth and described in the Rent Rolls as “Lifetime/fixed” in the column entitled “Lease type”;

(c)    All presently existing and future liens for unpaid real estate taxes, subject to adjustment thereof as hereinafter provided, which are not delinquent;

(d)    Any exceptions to title caused by SUI, its agents, representatives or employees;

(e)    Any easements, licenses and similar agreements entered into in accordance with this Agreement; and

(f)    The Mortgage Documents securing any Assumed Debt which SUI does not elect to pay off at Closing.
From the date hereof through the Closing Date, neither the Company, the Holding Companies, nor the Property Owners will cause title to any Project to be further encumbered by any lien, easement, restriction or any other matter, which cannot be terminated on thirty (30) days prior written notice without payment of a termination fee, other than (i) easements and other encumbrances granted in the ordinary course of the operation of the Projects, subject to the prior written approval of SUI, which shall not be unreasonably withheld, delayed or conditioned and which will be governed by the Deemed Approval process under the Omnibus Agreement, (ii) liens and encumbrances securing new mortgage debt which is obtained to refinance Existing Debt, subject to the prior written approval of SUI, in SUI’s discretion, and (iii) liens and rights to liens arising out of work performed at the Projects, subject to proration and adjustment in accordance with this Agreement; and in the event any such encumbrance prohibited by this Section 3 is created after the date hereof, the Company shall provide prompt notice thereof to SUI and which, at SUI’s election, shall be discharged by the Company at Closing.

4.    EVIDENCE OF TITLE; SURVEYS; UCC SEARCHES.

4.1    The Company has ordered and, to the extent not made available to SUI already, upon receipt will deliver to SUI commitments (collectively, the "Commitments" and, individually, a “Commitment”) for ALTA Form Owner's Policies of Title Insurance for each of the Projects, from the Title Company, along with copies of all instruments described in Schedule B of each Commitment (collectively, the “Exception Documents”), in the amount of the Merger Consideration allocated to each Project. It shall be a condition to Closing that the Title Company is prepared and committed (subject only to the consummation of the Closing and the payment of the applicable premiums) to issue for each Project the Title Company’s ALTA Form (or other form applicable to the state in which the applicable Project is located) Owner’s Policy of Title Insurance (or an endorsement to the applicable Property Owner’s existing owner’s title insurance policies, as elected by SUI in its sole discretion), dated as of the Closing Date and providing coverage in the amount of the Merger Consideration allocated to such Project on, which insures the applicable Property Owner as the owner of fee simple title to such Project, subject only to the Permitted Exceptions approved by SUI pursuant to Omnibus Agreement, and such exceptions and other matters that do not render title to the Project unmarketable (the “Required Title Policies”). The parties will cooperate reasonably and in good faith to satisfy the requirements and conditions of the Title Company for the issuance of the Required Title Policies, including (without limitation), the execution and delivery at
Closing of customary affidavits and undertakings as may be required by the Title Company. The cost of the Required Title Policies shall be allocated between the Company and SUI in accordance with the customary allocation of premiums for owners’ title insurance policies in commercial real estate purchase and sale transactions in the state where each Project is located, with the Company bearing the premiums customarily borne by sellers and SUI bearing the premiums customarily borne by purchasers. SUI shall be responsible for the costs of any endorsements to the Required Title Policies that are requested by SUI.

4.2    Prior to the date hereof, the Company has ordered current ALTA "as built" surveys for certain of the Projects, and as soon as reasonably possible after the date hereof, SUI shall obtain (and upon receipt provide to Contributors) current ALTA "as built" surveys of the remainder of the Projects prepared by a licensed surveyor or engineer approved by SUI, certified to SUI, the Company, the Property Owner, the Title Company, and any other parties designated by SUI (collectively the "Surveys"). The cost of the Surveys shall be borne by SUI, and SUI shall reimburse the Company for the Surveys it paid for at Closing.

4.3    SUI may obtain Uniform Commercial Code financing statement searches and tax lien searches both from the State of Delaware, Illinois, and the county where each Project is located with respect to the Company and each Holding Company and Property Owner, which must show no security interests, pledges, liens, claims or encumbrances in or affecting the interest of the Property Owner in the Projects, including the Personal Property, or the interest of Shareholders in the Company Shares, except for encumbrances granted under the Assumed Debt or otherwise constituting Permitted Exceptions and except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which the Company shall remove at Closing. SUI shall provide the searches to the Company not later than sixty (60) days prior to the Closing Date, in order to allow time for the investigation and resolution of any claimed adverse interests. The cost of the UCC searches shall be borne by SUI.

5.    TITLE OBJECTIONS.

5.1    If a Commitment or Survey discloses exceptions which are not acceptable to SUI, and if any such exception constitutes a Material Title/Survey Defect, then the terms and condition of Section 5.3 of the Omnibus Agreement shall apply.

6.    ADJUSTMENTS AND PRORATIONS.

6.1    The following adjustments and prorations shall be made at the Closing between SUI and the Company, and shall be computed to, but not including, the Closing Date.

(a)    Real estate taxes and personal property taxes which are a lien upon or levied against any portion of each Project on or prior to the Closing Date, and all special assessments levied prior to the Closing Date (to the extent of installments thereof due on or prior to the Closing Date) shall be paid by the Company on or prior to the Closing Date. Further, all taxes in the nature of rollback or similar taxes charged, assessed or levied based on the prior use or any change in use of the Land or Improvements prior to Closing shall be the obligation of the Company. All real estate taxes and personal property taxes (the “Current Taxes”) levied against any portion of each Project with respect to the applicable tax year in which the Closing occurs shall be prorated and adjusted between the parties such that the Company is responsible for that portion of the Current Taxes allocable to the period from the beginning of such tax year to the Closing Date, and SUI is responsible for that portion of the Current Taxes allocable to the period commencing on the Closing Date through the end of the tax year. In addition, if the Company or any Property Owner has paid any taxes or assessments for or in respect of tax years commencing after the Closing Date, then SUI shall be responsible for same and the amount thereof shall be credited to the Company at Closing. If the tax bills for the Current Taxes have not been issued by the Closing Date, the Company and SUI agree to prorate such Current Taxes on the basis of the taxes for the tax year immediately preceding the Closing for the purpose of computing the prorations under this Section 6.1(a), and to reprorate such Current Taxes at the request of either party promptly after the final bills for such Current Taxes are issued after Closing. The obligation to reprorate such Current Taxes will survive the Closing. Any refund or rebate of Current Taxes which is received by or payable to any Property Owner after the Closing shall be prorated between the Green Entities, on behalf of the Company, and SUI in the manner provided above promptly upon receipt. If there are any open appeals of real estate taxes or assessments for tax years prior to the tax year in which the Closing occurs, then the Green Entities, on behalf of the Company, shall be permitted to continue to prosecute and control such appeals at the Green Entities’ sole expense (and SUI covenants that it shall cause the applicable Property Owner, after Closing, to provide reasonable cooperation to the Green Entities to so prosecute and control such appeals); provided however, SUI have the right, at its expense, to participate in any proceeding which could reasonably be expected to affect any taxes required to be paid by any Property Owner on or after the date hereof and to consent to the settlement of any such proceeding and if the proceedings affect taxes and assessments for periods both before and after the Closing, then the parties will cooperate reasonably and the fees, costs and expenses of such proceeding shall be equitably allocated between the Green Parties and SUI. Further, if, after the Closing, any Property Owner receives or is entitled to receive any refund or rebate of taxes or assessments for periods prior to the tax year in which the Closing occurs, then upon receipt SUI shall pay the amount thereof directly to the Green Entities. The obligations of SUI under the preceding three sentences shall survive the Closing.

(b)    The amount of all unpaid water and other utility bills for each Project which are not directly billed to the tenants of each Project, and all other operating and other expenses incurred with respect to each Projects relating to the period prior to the Closing Date, shall be paid by the Company on or prior to the Closing Date or, if not paid, by the Green Entities as soon as possible after Closing following receipt of an invoice therefor.

(c)    Charges under Assumed Project Contracts (as defined in Section 7.1(f) below) attributable to the period prior to the Closing Date shall be paid by the Company prior to the Closing Date, or, if not paid, the amount due shall be credited to SUI as of the Closing Date. All charges under the Non-Assumed Project Contracts (as defined in
Section 7.1(f) below) shall be paid by the Company or the Green Entities (if after Closing), whether such charges are attributable to the period prior to the Closing Date or the period after the Closing Date.

(d)    All prepaid rental, pass-through charges, assessments and other revenues with respect to the operation of the Property collected by the Company, the Holding Companies, or the Property Owners up to the Closing Date which are allocable to the period from and after the Closing Date shall be paid by the Company to SUI. Current resident rents, pass-through charges and assessments shall be prorated and adjusted as of the date of Closing based upon the actual number of days in the month of Closing with SUI being credited for rents, pass-through charges and assessments on the date of Closing. In the event any pass-through charges (such as real estate taxes) are passed through to residents in the current year are based on a prior year’s amount without reconciliation with the residents, the amount actually used for the pass-through charge in the current year is the amount which shall be prorated by the Company and SUI under this paragraph (d) without any subsequent reconciliation between the Company and SUI. All rental, pass-through charges, assessments and other revenues actually collected by SUI attributable to rent due for such month of Closing and received by SUI within sixty (60) days following the Closing Date, shall be prorated between the Green Entities and SUI based on the number of days in such month each owned each Project. Except as provided in the preceding paragraph, to the extent SUI collects, within one hundred eighty (180) after the Closing, any rental, pass-through charges, assessments or revenues allocable to the period prior to the Closing Date, SUI shall pay the same to the Green Entities and SUI shall use its good faith efforts to collect all such rent, pass-through charges, assessments or revenues allocable to the period prior to the Closing Date, but SUI shall not be required to commence litigation or institute evictions with respect to such tenants; provided, however, and except as otherwise set forth above, SUI is assuming no obligation whatsoever for the collection of such rentals, pass-through charges, assessments or revenues and all rentals, pass-through charges, assessments and revenues collected subsequent to the Closing Date shall always, in the first instance, be applied first to the most current rentals, pass-through charges, assessments and revenues, if any, then due under the Tenant Leases or otherwise. Further, the Company and/or the Green Entities shall not have the right to seek collection, through litigation or otherwise, of unpaid rent, pass-through charges or assessments from any person while they remain a tenant of a Project, nor shall the Company and/or the Green Entities institute any eviction or lockout proceedings against any residents to recover delinquent rents, pass-through charges or assessments. The Company, or the Green Entities following the Closing, shall retain one hundred (100%) percent of the right to receive any past due rents with respect to residents who are no longer residents of the Projects. Following Closing, SUI shall assume any eviction actions which are on-going as of the date of Closing and shall assume responsibility for payment of any legal fees associated with such eviction actions incurred on and after the Closing Date, and sums received by SUI as a result of such eviction actions shall first be applied to reimburse SUI and Green Entities for legal fees incurred in connection with such actions and the balance of such amounts prorated between the Green Entities and SUI as provided above. Any pass-through charges or assessments that are paid by tenants at the Projects on an annual basis or other non-monthly basis shall be prorated based upon the actual number of days in the period in which the Closing occurs with SUI being credited for rents, pass-through charges and assessments on the date of Closing. Notwithstanding the foregoing, prior to Closing, in order to avoid the ongoing reconciliation described in this Section 6.1(d), SUI and the Company shall use good faith efforts to mutually agree upon terms by which SUI will have the right to retain all delinquent rents and receivables at the Projects collected after Closing in exchange for an agreed upon credit to the Company at Closing.

(e)    Any Tenant Lease executed after the Effective Date and prior to the Closing Date shall be executed in compliance with any applicable provisions of Exhibit I of the Omnibus Agreement.

(f)    An amount equal to all expenses of the Projects which were paid prior to the Closing Date and for which SUI will benefit after the Closing Date including, without limitation, pre-paid taxes and assessments (if applicable), annual license and permit fees and pre-paid amounts (if any) under the Assumed Project Contracts, shall be disbursed or credited to the Company at the Closing, and an amount equal to all expenses of the Projects which were incurred prior to the Closing Date and are due or paid after the Closing Date shall be credited to SUI at the Closing and SUI shall cause all such expenses to be paid.

(g)    The credit to SUI, if any, payable in accordance with the pre-closing operating covenants (attached to the Omnibus Agreement) in connection with Capital Projects.

(h)    All costs and expenses incurred by the Company or any Holding Company or Property Owner prior to the Closing Date in connection with the transactions contemplated herein and the performance of its obligations under this Agreement, including, without limitation, attorney and other professional fees and the costs and expenses payable by the Company or any Holding Company or Property Owner hereunder, shall be paid by the Company or the Green Entities (if after the Closing) and shall not be charged to, or the responsibility of any Holding Company or Property Owner or SUI.

(i)    All interest accrued for the Assumed Debt up to the Closing Date shall be paid by the Property Owners who are the borrowers under the Assumed Debt on or before the Closing Date, or, if not paid, an amount equal to the entire amount of such accrued interest shall be credited to SUI as of the Closing Date.

(j)    All escrows and reserve accounts under the Assumed Debt and the Mortgage Documents which will remain in place after the Closing for the benefit of SUI, the Holding Companies, and the Property Owners and shall be credited by SUI to the Green Entities, on behalf of the Company, at the Closing.

(k)    The Green Entities, on behalf of the Company, will be entitled to a credit at Closing for any utility deposit, public improvement bond or similar refundable security posted for the benefit of any Project for which SUI receives the benefit after Closing.

(l)    The Company shall be entitled to cause each Property Owner and each Holding Company to directly or indirectly distribute to the Company prior to Closing, and the Company shall distribute to the Green Entities, all cash on hand, cash equivalents and other investments and assets, other than the Projects and related Improvements, the Personal Property or other Acquired Assets described in the Omnibus Agreement.

6.2    If, within one hundred eighty (180) days after the Closing, either SUI or the Green Entities discover any inaccuracies or errors in the prorations or adjustments done at Closing pursuant to Sections 6.1, such party shall notify the other party of such inaccuracy or error by written notice including reasonable detail of the appropriate calculation. In such event, the parties shall attempt, in good faith, to resolve any issues with respect to the prorations and adjustments done at Closing pursuant to Section 6.1. After the parties resolve any such issues or, in the event the parties are unable to resolve such issues, a final judgment has been rendered with respect to such matter without timely appeal or after all appeals timely made are fully resolved, SUI and the Green Entities shall promptly take all action and pay all sums necessary so that such prorations and adjustments completed pursuant to Section 6.1 hereof shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Closing Date. The Company, the Green Entities and SUI further acknowledge and agree that if neither party has identified an inaccuracy or error in the prorations or adjustments completed pursuant to Section 6.1 within such one hundred eighty (180) days, the obligation to complete a post-closing adjustment shall be deemed null and void and of no further force and effect; provided, however, that the 180-day period in this Section 6.2 shall not apply to the reproration of Current Taxes under Section 6.1(a), which will be effected promptly after the issuance of the final tax bills for the Current Taxes.

7.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

7.1    The Company hereby represents and warrants to SUI as of the date hereof, and as of the Closing Date (except as otherwise provided herein), the following with the understanding that each of the representations and warranties are material and have been relied on by SUI in connection herewith (the representations and warranties of the Company set forth in subsections (g), (h)(A), (n), (o), (p), (r), (s) and (hh) are the Company’s “Fundamental Reps” for purposes of the Omnibus Agreement):

(a)    To the extent in each Property Owner’s possession or control, true, correct and complete copies of all written Tenant Leases, including all amendments relating thereto, that are currently in effect and that cover any portion of each Project have been, or will be, made available to SUI. The material financial, assignment, and termination provisions contained in the copies of the Tenant Leases for each Project that are contained in Folders 6.4.2, 6.4.2.1, 6.4.2.2, and 6.4.2.3 of the Project Rojo electronic data room hosted on the Venue platform by R.R. Donnelley’s affiliate (the “Project Rojo Data Room” or “Rojo data room”, or “Rojo Data Room”) are a materially complete representative sample of all of the various material financial, assignment, and termination provisions contained in all of the Tenant Leases in effect as of the date of this Agreement for each Project. The “Rent Rolls” shall mean the collection of separate reports, all of which are attached hereto as Exhibit G and dated as of June 30, 2014 (or such other date as set forth on the applicable report), including rent rolls, any supplements to the rent rolls, delinquency reports, and the report(s) of currently effective concessions (the “Concessions Report”), if any. Such Rent Rolls attached hereto as Exhibit G, as updated to a date not more than five days prior to the Closing Date, are and will be, in all material respects, accurate and complete rent rolls describing the following information with respect to the Tenant Leases in effect for each Project as of the date thereof - the name of each tenant, the home site occupied by each tenant, currently effective rental concessions, monthly base rent, the type of passed through expenses or other charges paid by each tenant, delinquencies in rent, and deposits and prepaid rent or credits of any tenant. Except as disclosed in the Rent Rolls attached hereto as Exhibit G, as the same may be updated to a date not more than five days prior to the Closing Date, or except as set forth on attached Schedule 7.1(a) attached hereto, and to the knowledge of the Company as of July 19, 2014: (i) each Tenant Lease is in full force and effect, (ii) no Tenant Leases are in monetary default, and (iii) neither the Company nor any Property Owner has received any written notice of a material default by such Property Owner under the Tenant Leases that remains uncured (excluding counterclaims asserted by a tenant in response to an eviction, collection or repossession action brought against such tenant by such Property Owner and excluding claims that the Company reasonably believes are not valid); and (iv) there are no currently effective concessions that have been granted to the tenants with respect to the Tenant Leases. Except for the leases described in subclauses (A), (C), and (E) in the definition of Continuing Restricted Leases (as defined below) and the One Month Free Leases, none of the Tenant Leases at any of the Projects have a term that is greater than one (1) year.

(b)    For purposes of the representations and warranties set forth in this Section 7.1(b), the following definitions shall apply:

i.
“Restricted Lease” shall mean any Lease that restricts (pursuant to any or all of the provisions of the Lease itself, the prospectus governing the Lease, a Certificate, a settlement order, a consent decree, or other instrument) the amount of the increase in base rent that the landlord may impose on the tenant under such Lease, and that affects any lot that is listed on the Rent Roll but not identified on the Rent Roll as “market” in the column entitled “lease type” or as “Vacant” in the column entitled “Tenant Name”.

ii.
A “Certificate” shall mean a certificate issued by the landlord under a Lease to the named tenant(s) in such certificate and under such Lease that supersedes the provisions of the underlying lease agreement with respect to increases in base rent that otherwise would be payable pursuant to the underlying lease agreement.

iii.
A “Lease Termination Event” shall mean an event wherein all tenants named in a Restricted Lease cease to occupy the lot or the home located upon the lot (including due to the death of the last of such named tenants or due to the termination of all such tenants’ tenancy), or wherein such tenants assign their rights, as tenants under a Restricted Lease, to another party.

iv.	A “Terminated Restricted Lease” shall mean a Restricted Lease for which a Lease Termination Event has occurred.

v.
A “Market Rental Rate” shall mean the base rental rate that the landlord establishes for a particular lot from time to time to be the market (or “reasonable”, for a lease in a Section 723 Community) base rental rate for such lot.

vi.	“Ownership Period” shall mean for any Project, the period from and after the acquisition of the direct or indirect ownership of the Project by the Company through the date hereof.

vii.	“Section 723” shall mean Florida Statutes Chapter 723, as amended from time to time, cited as the “Florida Mobile Home Act”.

viii.	A “Section 723 Community” shall mean a Community that is subject to Section 723.

ix.
A “Section 723.059(4) Lease” shall mean a Terminated Restricted Lease that a new tenant is permitted to assume for the remainder of the term of such Terminated Restricted Lease then in effect pursuant to Section 723.059(4) of Section 723.

x.
“Reserve at Fox Creek 35-Year Lease” shall mean a Restricted Lease for a lot at the Project known as The Reserve at Fox Creek located in Bullhead City, Arizona, wherein: (i) the initial term of the lease is 35 years, and (ii) the tenant thereunder is permitted to assign its rights, as tenant, to another party without the base rental rate payable thereunder being adjusted in connection with such assignment.

xi.
The “Smart Projects” shall mean the following Projects: (A) Kings Pointe, (B) Fairfield Village, (C) Walden Woods (consisting of Walden Woods I and Walden Woods II), (D) Lake Pointe Village, (E) Sundance, (F) Westside Ridge, (G) Cypress Greens, and (H) Plantation Landings.

xii.	The “Illinois Projects” is a collective term meaning the Project located in Matteson, Illinois known as Maple Brook, the Project located in Manteno,
Illinois known as Oak Ridge, and the Project located in or proximate to Sandwich, Illinois known as Wildwood.

xiii.	“LaCosta Project” shall mean the Project located in Port Orange, Florida known as LaCosta.

xiv.	“Savanna Project” shall mean the Project that comprises a portion of the residential development community known as Savanna Club located in St. Lucie County, Florida.

xv.	“Sunlake Project” shall mean the Project that comprises a portion of the residential development located in Lake County, Florida known as Sunlake Estates.

xvi.
“One Month Free Leases” shall mean the leases with tenants who are also renting homes from an affiliate of Property Owner and for which a one-month rent concession for both the home and the lot were granted to secure a total lease term of thirteen months, as such leases are disclosed on the Rent Rolls.

xvii.
The “Continuing Restricted Leases” is a collective term meaning: (A) all of the Reserve at Fox Creek 35-Year Leases, (B) all of the leases for lots in the Smart Projects that are governed by a prospectus providing for a Restricted Lease to be issued in connection therewith, (C) all of the leases for lots in the Illinois Projects that provide for a two year lease term (an “Illinois Restricted Lease”), (D) all of the leases for lots in the LaCosta Project, and (E) all of the leases for lots in the Savanna Project.

(1)
With the exception of the Reserve at Fox Creek 35-Year Leases and Section 723.059(4) Leases, once the landlord has knowledge of a Lease Termination Event with respect to a Restricted Lease, it has been

Property Owner’s practice during the Ownership Period for each applicable Project when re-letting a lot that had been subject to a Terminated Restricted Lease to a new tenant to require the new tenant to pay a Market Rental Rate upon commencement of the term of such new tenant’s lease (or upon the first month after any rent concession shall have terminated), and, except for the Continuing Restricted Leases and leases issued to new tenants for which the landlord also issues a Certificate, modify base rent to the then applicable Market Rental Rate or such other rate as the Property Owner deemed appropriate for the applicable site under then-current economic and business conditions upon the commencement of each annual renewal term.

(2)
Once the landlord has knowledge of a Lease Termination Event with respect to a Section 723.059(4) Lease, it has been Property Owner’s practice during the Ownership Period for each applicable Project when re-letting a lot that had been subject to a Section 723.059(4) Lease to permit the new tenant to pay the base rental rate that was in effect for such Section 723.059(4) Lease for the remainder of the term of such Section 723.059(4) Lease then in effect, and, upon expiration of such term (or upon the first month after any rent concession shall have terminated), to require the tenant to pay a Market Rental Rate, and, thereafter, except for the Continuing Restricted Leases and leases issued to new tenants for which the landlord also issues a Certificate, annually modify base rent to the then applicable Market Rental Rate or such other rate as the Property Owner deemed appropriate for the applicable site under then-current economic and business conditions upon the commencement of each annual renewal term.

(3)
As of the date hereof: (i) to the Company’s knowledge, Property Owner’s historical practice described in Paragraphs (1) and (2) above materially complied with all applicable legal requirements (including under Section 723) in effect as of the date of each such action described therein, and (ii) there is no pending litigation against the applicable Property Owner for which the applicable Property Owner has received written service of process (or, to the Company’s knowledge, has any such litigation been threatened in writing during the relevant Ownership Period), and no litigation was filed during the relevant Ownership Period, claiming that Property Owner was (or is) prohibited under applicable law or the documents governing the tenancy of the tenant under the Restricted Lease from engaging in the historical practice described in Paragraphs (1) and (2) above.

(4)
There are not a material number of Restricted Leases at any of the Projects other than those leases on the Rent Rolls that are not marked as a “market” lease in the column entitled “Type” or as “Vacant” in the column entitled “Tenant Name”. Except for an immaterial number of Restricted Leases that may not do so, each Restricted Lease that is marked on the Rent Rolls as “lifetime/fixed” in the column entitled “Type” provides that the right to pay a fixed base rental amount for the life of the tenant(s) named therein, is not assignable, and terminates upon a Lease Termination Event.

(5)
The electronic copies of the applicable prospectuses and rules and regulations, and any amendments thereto, for each Project located in Florida (other than the Savanna Project) that the Company delivered to or made available to SUI were provided to the

Company’s affiliate, Green Courte Partners, LLC, by the law firm of Lutz, Bobo, Telfair, Eastman, Gabel & Lee and, to the Company’s knowledge, such copies were obtained by such law firm from the Florida Department of Business and Professional Regulation (the “DBPR”) after the law firm made a request for such documents within the last 60 days. Except as disclosed on Schedule 7.1(b)(5), all rules and regulations currently in effect for each Project have been provided or made available to SUI. To the knowledge of the Company, the prospectus for each Project located in Florida (other than the Savanna Club Project, which does not have a prospectus because it is not subject to Section 723), and any amendments thereto, have been approved, as required, by the DBPR, and except as disclosed on Schedule 7.1(b)(5), neither the Company nor any Property Owner has received written notice from the DBPR of any material violations of any prospectus or any rules and regulations related thereto that have not been cured. With respect to all Projects located in Florida other than the Savanna Club Project, to the Company’s knowledge and except as disclosed on Schedule 7.1(b)(5), each Property Owner has operated the applicable Project during the applicable Ownership Period in material compliance with the community rules and regulations and prospectuses in effect for such Project from time to time.

(6)
None of the Restricted Leases (other than the Reserve at Fox Creek 35-Year Leases) contain provisions that prohibit the Company’s past practice as described in Paragraph (1) and in Paragraph (2) above, other than an immaterial number of Restricted Leases that may contain such prohibition.

(7)
Except as set forth on Schedule 7.1(b)(7), as of the date hereof: (i) to the Company’s knowledge, Property Owner’s historical practice described in Paragraphs (1) and (2) above with respect to the Illinois Projects materially complied with all applicable legal requirements in effect as of the date of each such action described therein, and (ii) there is no pending litigation against the applicable Property Owner for which the applicable Property Owner has received written service of process (or, to the Company’s knowledge, has any such litigation been threatened in writing during the relevant Ownership Period for which the Company reasonably believes a lawsuit will be filed), and, to the Company’s knowledge, no litigation was filed during the relevant Ownership Period, claiming that Property Owner was (or is) prohibited under applicable law or the documents governing the tenancy of the tenant under the Restricted Lease from engaging in the historical practice described in Paragraphs (1) and (2) above.

(8)
For any Projects that are 723 Communities that have a prospectus that provides for issuance of a Restricted Lease (such prospectus, a “Restricted Prospectus”) and a prospectus that provides for issuance of a non-Restricted Lease (such lease, a “Market Lease”, and such prospectus, a “Market Prospectus”), when re-letting a lot a new tenant in such Project, the landlord, at present, provides the new tenant with two choices – a Market Prospectus and corresponding Market Lease, and a Restricted Prospectus and corresponding Restricted Lease, with the amount of the initial Market Rent payable by the new tenant under the Restricted Lease generally being approximately at least 8% higher than the amount of the initial Market Rent that the new tenant is required to pay under the Market Lease.

(c)    At Closing, the Company shall have the right to request and direct (or shall cause its affiliate or managing agent to request and direct) that SUI be provided with all of the electronic data pertaining to the tenancies of the then-current tenants under the Tenant Leases to permit SUI to transition the billing of the tenants and administer the Tenant Leases as described in Exhibit I of the Omnibus Agreement.

(d)    Except as set forth on Schedule 7.1(d) attached hereto, as of July 24, 2014, neither the Company nor any Property Owner has received written notice from any governmental authority of (i) any enforcement action against the Company or any Property Owner relating to the Projects with respect to any violation or alleged violation of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations, or (ii) any violation of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations, which, in the case of clauses (i) and (ii) above have not already been cured.

(e)    Except as set forth on Schedule 7.1(e) attached hereto, and except for evictions, collections and repossessions related to Tenant Leases or MH Contracts, as July 24, 2014, neither the Company nor any Property Owner has received formal written notice with respect to any currently pending litigation or administrative proceedings against the Company, any Property Owner or any Project and, to the Company’s knowledge, neither the Company nor any Property Owner has received a written notice of threatened litigation for which the Company reasonably believes a lawsuit will be filed.

(f)    All material Project Contracts (other than Project Contracts that constitute Excluded Personal Property) which are not terminable on ninety (90) days or less notice are listed on Schedule 7.1(f) attached hereto, and true, correct, and complete copies of all such Material Contracts (other than surety bonds and Project Contracts that constitute Excluded Personal Property), are disclosed in folders 6.5, 6.5.1, 6.18.1, and 6.18.1.2 of the Rojo Data Room. Those Project Contracts which are terminable on ninety (90) days or less notice without a requirement to pay an amount greater than one months’ worth of charges under such Project Contract, together with all other Project Contracts which SUI shall elect to continue by the delivery of written notice to the Company at least thirty (30) days prior to the Closing Date, shall be collectively referred to herein as the “Assumed Project Contracts”. Except as set forth on Schedule 7.1(f) attached hereto, to the Company’s knowledge, each Project Contract is in full force and effect, the Company, the Holding Companies and Property Owners have complied in all material respects with the provisions of each Project Contract to which it is a party and is not in material default under any such Project Contract and, to the knowledge of the Company, no other party to any Project Contract has failed to comply in any material respect with, or is in material default under, the provisions of any Project Contract. Except as set forth on Schedule 7.1(f), none of the Project Contracts are with related parties or affiliated entities of the Company or any Property Owner and all of the Projects Contracts were entered into in the ordinary course of business. Prior to or at the Closing, the Company shall terminate, or cause the Holding Companies and Property Owners to terminate, the Project Contracts which do not constitute
Assumed Project Contracts (the “Non-Assumed Project Contracts”). Prior to and after the Closing, the Company, or the Green Entities (if after the Closing) shall be responsible for all liabilities and obligations of the Company or the Property Owners under the Non-Assumed Project Contracts, and shall indemnify and hold harmless SUI and the Property Owners from all such liabilities and obligations.

(g)    The Company has, and will have on the Closing Date with the Shareholder Approval, the power and authority to enter into this Agreement and perform its respective obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith for or on behalf of the Company has and will have due power and authority to so act. This Agreement has, and each instrument to be executed by the Company pursuant to this Agreement or in connection herewith will be, when executed and delivered, duly authorized, executed and delivered by the Company and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.

(h)    (A) The Company is a Maryland real estate investment trust, duly formed, validly existing and in good standing under the laws of the State of Maryland and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement. Each Holding Company and Property Owner has been duly formed and is validly existing as a limited liability company or limited partnership in good standing under the laws of the States set forth on Exhibit A.

(B) Neither this Agreement, the Articles of Merger nor the performance by the Company, the Holding Companies or Property Owners of its obligations hereunder, including, without limitation, the Merger, violates or will violate (i) any constituent documents of the Company or any Holding Company or Property Owner, (ii) except for any consent required from a lender with respect to any of the Existing Debt, any material contract, agreement or instrument to which the Company or any Holding Company or Property Owner is a party or bound or which affects any Project, the Company Shares or any Property Owner or Holding Company, or (iii) to the knowledge of Company, except as set forth on Schedule 7.1(h) attached hereto, any law, regulation, ordinance, order or decree applicable to the Company or any Holding Company, Property Owner or Project. Except as set forth on Schedule 7.1(h) attached hereto, except for the approval of the lenders with respect to the Existing Debt and except for the approval of the FPSC (as defined below), no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or other party, is required on the part of the Company or any Holding Company or Property Owner in connection with this Agreement, the Merger or the performance by the Company or any Holding Company or Property Owner of its obligations hereunder.

(C) In connection with the consummation of the contribution transactions involving the indirect change of control of Projects located in the State of Florida for which the Florida Public Service Commission (“FPSC”) has issued certificates (“FPSC Certificates”) to the Property Owners for the water and/or wastewater facilities located at the applicable Projects (the “Facilities”), pursuant to Section 367.071(1), Florida Statutes (2011), the indirect change of control of the Facilities and the FPSC Certificates is contingent upon approval of the FPSC. Notwithstanding anything in the preceding sentence to the contrary, pursuant to and as permitted by Section 367.071(1), Florida Statutes (2011), the Company and SUI shall close on the contribution transactions involving the indirect change of control of indirect ownership of the Projects for which the FPSC Certificates were issued, including but not limited to the Facilities and the FPSC Certificates, as contemplated by the Agreement, prior to obtaining FPSC approval with regard to the indirect change of control of the Facilities and FPSC Certificates. After the Closing Date, SUI shall be responsible for petitioning the FPSC for the approval of the indirect change of control of all FPSC Certificates with respect to the Facilities, and filing any reports and documentation required by the FPSC for the indirect change of control of the Property Owner and the FPSC Certificates, as well as all permits associated with the Facilities, including, without limitation, the wastewater permit, any consumptive use permit and any environmental permit, to reflect that the indirect change of control of the Property Owner.

(i)    Except for routine and customary maintenance and repair work at the Projects and routine purchases of supplies and materials used in the ordinary course of ownership and operation of the Projects, and except for budgeted capital projects and other projects set forth on Schedule 7.1(i) attached hereto (the “Capital Projects”), neither the Company nor any Holding Company or Property Owner has contracted, or between the Effective Date and Closing Date will contract for, the furnishing of labor or materials to any Project which will not be paid for in full prior to the Closing Date or adjusted between the parties pursuant to Section 6.1 hereof. If applicable law requires that particular work that comprises a portion of a Capital Project be performed by a licensed contractor, then the Company or the applicable Property Owner shall be obligated to engage a contractor that has the required license and appropriate insurance for such work. If any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to any Holding Company, any Property Owner or any Project prior to the Closing Date and which claim is not adjusted between the parties pursuant to Section 6.1 hereof, the Company will immediately pay such claim and discharge the lien, or if a lien has been filed and the Company intends, in good faith, to contest such claim, the Company may cause the lien to be discharged by posting a bond pursuant to applicable law or obtaining title insurance coverage reasonably satisfactory to SUI. Schedule 7.1(i) attached hereto lists, as of the date set forth thereon, the total budgeted costs, the budgeted remaining costs to complete and the expected substantial completion date (if not anticipated to be substantially complete by December 15, 2014) for each budgeted capital project.

(j)    Folder 6.12.3 in the Rojo Data Room contains a true and accurate list, in all material respects, of all persons employed by the management company that manages each Project (or its affiliates) in connection with the operation and maintenance of the Projects, including name, job title, commencement date of employment, current pay rate, and description of the categories of benefits (e.g., health, dental, etc.) provided such employees. None of the employees of any Holding Company or Property Owner or any manager of any Project are covered by an employment agreement, collective bargaining agreement or any other agreement, and all employees of each Holding Company, Property Owner and each manager of each Project are terminable "at will", subject to applicable laws prohibiting discrimination by employers and other generally applicable employment laws and regulations.

(k)    Schedule 7.1(k) attached hereto contains a complete and accurate list of the material licenses maintained by each Property Owner with respect to each Project and copies of such material licenses are contained in folder 6.15 and its subfolders in the Rojo Data Room. To the Company’s knowledge: (i) all material licenses have been issued and are in full force and effect (or, as to any such material license that has expired, the applicable
Property Owner has submitted, or will submit in the ordinary course of business, an application to renew same), and (ii) there are no other material licenses which are required in order to own or operate the Project in the manner currently operated by each Property Owner.

(l)    To the Company’s knowledge, Exhibit B-1 includes a true and complete list of the material items of Personal Property owned by each Property Owner and used in the operation of each Project; provided, however, that it is not the Company’s intention to list all Personal Property such as maintenance equipment, office supplies, tools, etc. used in connection with the operation of each Project and which will be owned by each Property Owner at Closing. Neither the Company nor any of its affiliates will remove any material item of Personal Property from any Project on or prior to the Closing Date, unless such item is replaced with a similar item of materially equal utility and value. All Personal Property is owned free and clear of all liens, claims and encumbrances, other than the liens under the Existing Debt.

(m)    Folder 6.3 in the Rojo Data Room contains the most recently obtained environmental reports and audits pertaining to each Project in the Company’s possession or control, including, without limitation, phase I and II environmental site assessments and environmental compliance audits prepared by third party consultants (the “Environmental Reports”) relating to each Project. Except as disclosed in any Environmental Reports or on Schedule 7.1(m) attached hereto, to the Company’s knowledge, the Projects do not contain any hazardous materials (the “Hazardous Materials”) prohibited, limited or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations, rules, court orders or rulings, or ordinances (collectively the "Environmental Laws") in violation of such Environmental Laws; provided, however, nothing herein shall be deemed a representation or warranty regarding Hazardous Materials which may be used by tenants of the Project or contained within manufactured homes located at the Projects.

(n)    Prior to the Effective Date, the Company has furnished to SUI true, correct and complete copies of the operating agreements of each Holding Company and the operating/limited partnership agreements of each Property Owner (collectively, the "Governing Documents"), and such Governing Documents shall not be modified or amended prior to Closing without the consent of SUI, which consent shall not be unreasonably withheld. All minute books, recorded minutes of meetings and consent resolutions of each Holding Company and Property Owner, if any, shall be delivered to SUI at Closing.

(o)    Except as otherwise set forth on attached Exhibit A, the Company owns (both beneficially and of record) one hundred percent (100%) of the equity interests in the Holding Companies identified as being owned by the Company on Exhibit A, free and clear of all liens, claims and encumbrances. Except as otherwise set forth on attached Exhibit A, each Holding Company owns (both beneficially and of record) one hundred percent (100%) of the equity interests in the Property Owners identified as being owned by such Holding Company on Exhibit A, free and clear of all liens, claims and encumbrances, except any liens relating to the Existing Debt or debt that the Company shall repay in full at Closing. At Closing, except as otherwise set forth on attached Exhibit A, each Holding Company shall own one hundred percent (100%) of the equity interests in the Property Owner identified as being owned by such Holding Company on Exhibit A, free and clear of all liens, claims and encumbrances. All equity interests in the Holding Companies and the Property Owners will have been issued without violating any state or federal securities laws and there are no outstanding agreements, commitments, rights, options, warrants or plans of any nature whatsoever for the issuance, sale or purchase of any other interests in any Holding Company or Property Owner.

(p)    Upon consummation of the Merger, the Company shall be merged with and into the Merger Sub and the separate corporate existence of the Company shall thereupon cease, and (2) the Merger Sub will be the successor or surviving corporation in the Merger, as a result of which the Merger Sub will acquire valid and marketable title to all of the equity interests in the Holding Companies.

(q)    True, complete and accurate copies of all promissory notes, mortgages, assignments of leases and rentals, security agreements, indemnity agreements and other material instruments evidencing or securing the Existing Debt (collectively, the "Mortgage Documents") have been delivered by the Company to SUI’s counsel prior to the date hereof. Except as set forth on Schedule 7.1(q) and except for any failure or default that has been cured prior to the date hereof, neither the Company nor any Property Owner has failed to comply in any material respect with, or is in material default under, the provisions of any Mortgage Document. Neither the Company nor any Property Owner has received any written notice from the lender(s) with respect to the Existing Debt identifying any defaults under such Mortgage Documents which have not been cured. The outstanding principal balance, and the interest rate charged as of June 30, 2014, under each loan that comprises an Existing Debt is set forth on Exhibit F.

(r)    Intentionally Omitted.

(s)    Except as set forth on Schedule 7.1(s) attached hereto, neither the Company, any Holding Company nor any Property Owner maintains, sponsors, participates in or contributes to, and neither the Company, Holding Company, nor any Property Owner in the past has maintained, sponsored, participated in or contributed to, either on its own or as a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended, any employee health or benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees, and no current or former employee of the Company, Holding Company, or Property Owner has a claim against the Company, Holding Company, or any Property Owner as a result of a violation of ERISA or other statute governing benefit plans.

(t)    Folder 6.9.7 in the Rojo Data Room contains the following financial statements for all of the Projects covered by this Agreement and the other Definitive Agreements, as well as certain entities affiliated with the Company (the “Historical Financial Statements”): (a) audited consolidated financial statements, as of and for the fiscal years ended December 31, 2011 and 2012, and (b) unaudited consolidated and consolidating financial statements as of and for the fiscal years ended December 31, 2011 and 2012, including the detailed property level financial statements which, on a consolidated basis conform to and agree with in all material respects the audited consolidated financial statement referenced in Section 7.1(t)(a), and (c) management prepared unaudited consolidated and consolidating financial statements as of and for fiscal year ended December 31, 2013 and as of and for the six months ended June 30, 2014, including the detailed property level financial statements which, on a consolidated basis conform to and agree with in all material respects the unaudited consolidated financial statement referenced in this subsection (c).  The Historical Financial Statements are true and correct in all material respects in accordance with generally accepted accounting principles, consistently applied.  The Company, the Holding Companies and Property Owners have no liabilities or obligations of any kind or nature which will be binding on SUI after Closing except for obligations identified on the Commitments and obligations pertaining to the Tenant Leases, the Assumed Project Contracts, the Mortgage Documents, licenses and permits for the Projects and utilities servicing the Projects arising from and after the Closing Date or as otherwise expressly set forth in this Agreement, and at Closing no Property Owner shall have any liabilities or obligations except those contemplated to be assumed by SUI pursuant to the terms hereof or as otherwise set forth in this Section 7.1(t).

(u)    To the Company’s knowledge, and except as otherwise set forth in the Commitments or on Schedule 7.1(u) attached hereto, neither the Company, the Holding Companies, the Property Owners, nor any Project is subject to any judgment, order, writ, injunction or decree of any court, governmental or administrative agency, other than judgments held by the Property Owner relating to evictions, collections or repossessions.

(v)    The Company, each Holding Company and each Property Owner and, to the Company’s knowledge, each of their respective members, managers, partners, shareholders, officers and directors is in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time.

(w)    Neither the Company, any Holding Company or Property Owner, nor any of their respective managers, officers or directors, is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

(x)    Each Shareholder (i) is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act; (ii) is acquiring the Common Equity and/or Preferred Equity solely for investment for its own account and not with a view to, or for sale in connection with, a public distribution in violation of the federal securities laws; (iii) has the financial ability to bear the economic risk of an investment in the Common Equity and/or Preferred Equity, has adequate means of providing for his, her or its current needs and contingencies, has no need for liquidity in such investment and could afford a complete loss of such investment; (iv) has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of his, her or its investment in the Common Equity and/or Preferred Equity; (v) has been given full opportunity to ask questions of and to receive answers from representatives of SUI concerning the terms and conditions of the investment and the business of SUI and such other information as he, she or it desires in order to evaluate an investment in the Common Equity and/or Preferred Equity, and all such questions have been answered to the full satisfaction of such Shareholder, as the case may be; (vi) understands that the Common Equity and/or Preferred Equity have not been registered under the 1933 Act or the securities laws of any state, and are being issued in reliance upon specific exemptions from registration thereunder, and he, she or it agrees that the Common Equity and/or Preferred Equity may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (a) a registration statement with respect to such securities which is effective under the 1933 Act and under the securities act of any relevant state, (b) Rule 144 under the 1933 Act, or (c) any other exemption from registration under the 1933 Act and under the securities act of any relevant state relating to the disposition of securities, provided an opinion of counsel is furnished to SUI, which counsel and opinion are reasonably satisfactory to SUI, opining that an exemption from the registration requirements of the 1933 Act and such state act is available; (vii) understands the legal consequences of the foregoing to mean that he, she or it may be required to bear the economic risk of his, her or its investment in the Common Equity and/or Preferred Equity for an indefinite period of time; (viii) agrees not to resell or otherwise dispose of all or any of the Common Equity and/or Preferred Equity, except as permitted by law, including, without limitation, any and all applicable regulations under the 1933 Act and any state law or regulations; and (ix) understands that no federal or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, the Common Equity and/or Preferred Equity.

(y)    Except as set forth on Schedule 7.1(y) attached hereto, to the Company’s knowledge, all material permits, licenses and other governmental approvals necessary for the operation of the private water and sanitary sewer systems at each of the Projects that have such private systems are current (or, if expired, have been applied for in the ordinary course), in good standing and have been delivered or made available by the Company or Property Owner to SUI. Except as set forth on Schedule 7.1(y) attached hereto, for any Project that has a private water or sanitary sewer system for which the Property Owner separately charges for such water or sanitary sewer service, and for any Project that has public water or sanitary sewer service for which the Property Owner separately charges for such public water or sanitary sewer service, to the Company’s knowledge, each Property Owner has complied in all material respects during the Ownership Period with all applicable laws and regulations governing the amount or method for separately charging for such water and/or sewer service.

(z)    With respect to each Project listed on Schedule 7.1(z) (a “Senior Project”), during the period that is the shorter of the Ownership Period and the period between the date that at least eighty percent (80%) of the occupied units within the Community are occupied by at least one person 55 years of age or older and the date of this Agreement, each Senior Project has been operating under established policies and procedures indicating an intent to be housing for older persons under the Housing for Older Persons Act of 1995 (“HOPA”) and, for each Senior Project located in Florida, under the requirements of Section 760.29(4)(b)(3), Florida Statutes, as amended. Each Property Owner of a Senior Project maintains a file that contains age census data for residents to permit the Property Owner to monitor HOPA’s requirement that at least eighty percent (80%) of the occupied units within the Project are occupied by at least one person 55 years of age or older. To the Company’s knowledge based on such age census data, as of the date of this Agreement, at least eighty percent (80%) of the occupied units within each Senior Project are occupied by at least one person 55 years of age or older. Each Property Owner of a Senior Project located in Florida has filed a certification with the Florida Commission on Human Relations within the last two years certifying that the Project is in compliance with the rules established by HUD pursuant to 24 C.F.R. part 100, subpart E.

(aa)    HSC is the owner of the Home Inventory listed on Exhibit C, and the MH Contracts listed on the attached Exhibit D, free and clear of any liens of creditors (other than any such liens that shall be released upon the consummation of the closing under the Asset Purchase Agreement).

(bb)    To the Company’s knowledge, the information set forth on Exhibit C and Exhibit D correctly and accurately reflects the data contained in HSC’s records in all material respects as of the date(s) set forth thereon.

(cc)    The representations and warranties set forth in Section 5.04 (Proceedings; Solvency), 5.05 (Title) (first sentence only), 5.10 (Fraud), 5.12 (Security Interest), and 5.19 (Regulatory Compliance) of the Asset Purchase Agreement are true, correct and complete in all material respects as of the date hereof with reference to the Home Inventory listed on Exhibit C, and the MH Contracts listed on Exhibit D.

(dd)    The Board of Trustees of the Company has (i) taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Subtitle 6 of Title 3 of the Maryland General Law and Subtitle 7 of Title 3 of the Maryland General Law; and (ii) incorporated the requisite exemptions in the Company’s Bylaws or by resolution of the Board of Trustees of the Company. The Company and the Board of Trustees of the Company have taken all appropriate and necessary actions to waive or remove, or to exempt SUI and its beneficial owners from triggering, any and all limitations on ownership of capital stock contained in the Company’s Organizational Documents by reason of the Merger and the other transactions contemplated by this Agreement.

(ee)    None of the Company, the Holding Companies or the Property Owners currently employ or, to the Knowledge of the Company, have at any time in the past employed any employees.

(ff)    There are no outstanding options, warrants or other agreements or rights under which any Person has the right to purchase or acquire any Company Shares or any other beneficial interest or equity interest in the Company, the Holding Companies or the Property Owners.

(gg)    Schedule 7.1(gg) sets forth the following information with respect to each holder of Company Shares: (i) the Company Shares held by such Person; (ii) the original issuance date with respect to each Company Share held by such Person; and (iii) the address of each such Person. The Company shall supplement Schedule 7.1(gg) at Closing to set forth the Applicable Per Share Merger Consideration to be paid to each Shareholder as well as any changes to the list of Shareholders.

(hh)    Taxes.

(i)    Each of Company and the Company Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. Company and each Company Subsidiary has paid (or Company has paid on its behalf), all material Taxes required to be paid. True, correct and complete copies of all material federal, state and local Tax returns and reports for Company for 2010, 2011 and 2012, and all written communications relating thereto with any Governmental Entity, have been delivered or made available to representatives of SUI. All material Taxes which Company or the Company Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements of the Company prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Company and each Company Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2013, neither Company nor any of the Company Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Company or any Company Subsidiary. Except as disclosed in Schedule 7.1(h)(h), neither Company nor any Company Subsidiary is the subject of any material audit, examination, or other proceeding in respect of federal, state, local or foreign Taxes; to the Knowledge of Company, no material audit, examination or otherproceeding in respect of federal, state, local or foreign Taxes involving Company or any Company Subsidiary is being considered by any Tax authority; and no material audit, examination or proceeding in respect of federal, state, local or foreign Taxes involving Company or any Company Subsidiary has occurred since December 31, 2013. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of Company or any Company Subsidiary, proposed) against Company or any of the Company Subsidiaries, including claims by any taxing authority in a jurisdiction where Company or any Company Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no liens, claims and encumbrances for Taxes upon the assets of Company or the Company Subsidiaries except for statutory Liens for Taxes not yet due or payable and for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.
(ii)    Company (A) has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements for qualification as a REIT beginning with its taxable year ended December 31, 2010, (B) has operated, and intends to continue to operate, in a manner consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the failure to qualify or continue to qualify as a REIT. Each Subsidiary of Company which is a partnership, joint venture or limited liability company (that has not joined with Company in making an election to be a taxable REIT subsidiary in accordance with Section 856(l) of the Code) since its formation has (A) been and continues to be classified for federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause Company to violate Section 856(c)(4) of the Code. No Company Subsidiary since its formation has been or is now a corporation for United States federal income tax purposes other than a corporation that qualifies as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary. Neither Company nor any Company Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88‑19 or Treasury Regulation Section 1.337(d)‑5, Treasury Regulation Section 1.337(d)‑6 or Treasury Regulation Section 1.337(d)‑7 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder. Since its inception, Company and the Company Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid; and (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs). Each corporation, trust or other entity taxable as an association which has merged with and into Company had been subject to taxation as a REIT at all times since its initial election of REIT status and had satisfied all requirements to qualify as a REIT for such years, except to the extent that a failure to satisfy such requirements would not have an Company Material Adverse Effect. Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Company’s net capital gain for such year.
(iii)    Intentionally Omitted.
(iv)    Intentionally Omitted.
(v)    Except as disclosed in Schedule 7.1(h)(h), there are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements.
(vi)    Neither Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.
(vii)    Neither Company nor any Company Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes, (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes, or (z) has participated in any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.
(viii)    Neither Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.
(ix)    Except as disclosed in Schedule 7.1(h)(h), neither Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(x)    Except as disclosed in Schedule 7.1(h)(h), neither Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return.
(xi)    Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable laws.
(xii)    None of Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or series of related transactions (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(xiii)    Except as disclosed in Schedule 7.1(h)(h), no written power of attorney has been granted by Company or any Company Subsidiary (other than to Company or a Company Subsidiary) and no such power of attorney currently is in force with respect to any matter relating to Taxes.
(xiv)    Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(xv)    The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.2    All references in this Agreement to “Company’s knowledge” or words of similar import (whether or not such words may be capitalized), (i) shall refer only to the current actual knowledge of the “Knowledge Party” identified in this Section 7.2 and (ii) shall not be construed to refer to the knowledge of any other partner, member, officer, director, shareholder, venturer, consultant, employee, agent, property manager or representative of the Company. There shall be no personal liability on the part of the Knowledge Party arising out of any representations and warranties made herein. For purposes of this Agreement, the “Knowledge Parties” shall be Randy Rowe, Randy Kotler, Jim Goldman, and David Lentz. All references herein to written notice having been given to the Company shall include only those notices actually received by the Knowledge Party or for which the Company shall have received formal written notice.

7.3    The provisions of Sections 7.1 and 7.2 and all representations and warranties contained therein shall survive the closing of the Merger, but only to the extent expressly provided in, and subject to the terms and conditions of, the Omnibus Agreement, including (without limitation) the terms, conditions and limitations set forth in Section 8 of the Omnibus Agreement. Without limiting the foregoing, from and after the Closing, the remedy for any breach or violation of this Agreement, including (without limitation) the representations and warranties of the Company set forth herein, shall be as provided in Section 8 of the Omnibus Agreement. All of such representation and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing the Company delivers written notice to the contrary to SUI.
7.4    As used in this Agreement, the phrase "made available" shall mean that the referenced document or other material was emailed or sent via a courier (such as FedEx) or personally delivered to an attorney for SUI or an employee of SUI or its affiliate, or was posted and accessible to SUI and its representatives in the Rojo Data Room hosted by the Company’s affiliate no less than three Business Days prior to the Effective Date of this Agreement and shall remain so posted and accessible through the Closing Date. The parties will cooperate in good faith to obtain a permanent record of the documents and other instruments posted to the Project Rojo Data Room as of three (3) Business Days prior to the Effective Date and as of the Closing Date.

8.    REPRESENTATIONS AND WARRANTIES OF SUI.
8.1    SUI hereby represents and warrants to the Company as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by the Company in connection herewith (the representations and warranties of SUI set forth in subsections (a), (c), (d), (i), (j), (k), (l), (x) and (y) below are SUI’s “Fundamental Reps” for purposes of the Omnibus Agreement):

(a)    Merger Sub has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement. SUI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the power and authority to own, lease and operate its properties, to conduct its business, and to enter into and perform its obligations under this Agreement and to act as the general partner of SCOLP and to cause it to perform its obligations under this Agreement.
(b)    Neither this Agreement, the Articles of Merger nor the performance by Merger Sub or SUI of its obligations hereunder violates or will violate (i) any constituent documents of Merger Sub, SUI or SCOLP, (ii) any material contract, agreement or instrument to which Merger Sub, SUI or SCOLP is a party or bound, or (iii) to the knowledge of SUI, except as set forth on Schedule 8.1(b) attached hereto, any law, regulation, ordinance, order or decree applicable to Merger Sub, SUI , SCOLP or any of their respective properties or assets.
(c)    This Agreement has been duly authorized, executed and delivered by each of Merger Sub and SUI and constitutes the legal, valid and binding obligation of Merger Sub and SUI, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.
(d)    SUI has previously furnished, or made available, to the Company, a true, correct and complete copy of the Partnership Agreement for SCOLP, together with all amendments thereto, and the Partnership Agreement shall not be modified or amended in any material respect prior to Closing without the consent of the Company, other than the amendment contemplated in Section 18.2, which consent shall not be unreasonably withheld.
(e)    Each subsidiary of SUI or SCOLP has been duly formed and is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized with full power and authority (corporate and other) to own or lease, as the case may be, and to operate its properties and conduct its business. All the outstanding shares of capital stock or other ownership interests of each such subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable, and, except as otherwise set forth in the SEC Documents, all outstanding shares of capital stock or other ownership interests of such subsidiaries are owned by SUI either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind. Except as set forth in the SEC Documents, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of any such subsidiary.
(f)    SUI has made available to the Company (by public filing with the Securities and Exchange Commission (the “SEC”) or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it since January 1, 2011 (the "SEC Documents"). The SEC Documents were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by SUI under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder since January 1, 2011. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. None of the SEC Documents contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available prior to the Effective Date. For purposes of this Agreement, whenever any representation is qualified by reference to the SEC Documents, such reference shall be deemed to include only SEC Documents filed with the SEC after January 1, 2011 and before the Effective Date (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature).
(g)    The consolidated financial statements of SUI and SCOLP and the financial statements of Origen Financial, Inc. (“Origen”) included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of SUI and SCOLP, taken as a whole, and Origen as of their respective dates and the consolidated statements of income and the consolidated cash flows of SUI and SCOLP, taken as a whole, and Origen for the periods presented therein. Except as disclosed in the SEC Documents, there are no material off-balance sheet arrangements (as defined in Regulation S-K under the 1933 Act, Item 303(a)(4)(ii)) or any other relationships with unconsolidated entities or other persons, that may have a material current or, to SUI’s knowledge, material future effect on the Company’s consolidated financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses or a material future effect on Origen’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.
(h)    SUI and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

(i)    The authorized capital stock of SUI and the shares thereof issued and outstanding are as set forth in the SEC Documents as of the dates reflected therein. All of the outstanding shares of Common Stock of SUI have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in SUI are outstanding.

(j)    As of June 30, 2014, the issued and outstanding units of limited partnership of SCOLP (the “OP Units”) consist of: (i) 2,069,322 Common OP Units; (ii) 1,325,275 Preferred OP Units (the “Aspen Units”); (iii) 455,476 Series A-1 Preferred OP Units (the “A-1 Preferred Units”); (iv) 40,267.50 Series A-3 Preferred OP Units (the “A-3 Preferred Units”); (v) 112,400 Series B-3 Preferred OP Units (the “B-3 Preferred Units”); and (vi) 3,400,000 7.125% Series A Cumulative Redeemable Preferred Units (together with the Aspen Units, the A-1 Preferred Units, the A-3 Preferred Units and the B-3 Preferred Units, the “Outstanding Preferred Units”). Each of the Outstanding Common Units and the Outstanding Preferred Units (collectively, the “Units”) have been duly and validly authorized and issued by SCOLP, are current, and are, and at Closing (immediately prior to the execution and delivery of the Preferred Amendment) will be, the only issued and outstanding OP Units in SCOLP. None of the Units was issued or designated in violation of the preemptive or other similar rights of any security holder of SCOLP or any other person or entity. Except as set forth in the SEC Documents, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, Units or other ownership interests of SCOLP. The Units owned by SUI are owned directly by SUI, free and clear of all Liens.

(k)    The SEC Documents accurately describe, in all material respects, all of the preferences and rights of the holders of the Common Equity and the Outstanding Preferred Units.
(l)    The issuance of the Common Equity and Preferred Equity to be issued by SCOLP or SUI, as provided in Section 2.1, has been duly authorized and, when issued and delivered by SCOLP or SUI as provided in this Agreement, the Common Equity and Preferred Equity will be validly issued, fully paid and non-assessable. Assuming the accuracy of the representations and warranties of the Company set forth in Section 7.1(x), the issuance of the Common Equity and Preferred Equity will be exempt from registration or qualification under the 1933 Act and applicable state securities laws
(m)    No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving SUI or any of its subsidiaries or its or their property is pending or, to the knowledge of SUI, threatened that could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(n)     Except as otherwise disclosed in the SEC Documents, (i) SUI or its subsidiaries have fee simple title to or leasehold interest in, and have acquired title insurance with respect to, all of the properties described in the SEC Documents as owned or leased by them and the improvements (exclusive of improvements owned by tenants) located thereon (the “Properties”), in each case, free and clear of all liens, encumbrances, claims, security interests, restrictions and defects, except such as are disclosed in the SEC Documents or do not materially affect the value of such Property and do not result in a Sun Material Adverse Effect; (ii) neither SUI nor any of its subsidiaries knows of any condemnation which is threatened and which if consummated would have a Sun Material Adverse Effect; and (iii) each of the Properties complies with all applicable codes, laws and regulations (including without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except as disclosed in the SEC Documents and except for such failures to comply that would not result in a Sun Material Adverse Effect.

(o)    No subsidiary of SUI is currently prohibited, directly or indirectly, from paying any dividends or distributions to SUI, from making any other distribution on such subsidiary’s capital stock or equity interests, from repaying to SUI any loans or advances to such subsidiary from SUI or from transferring any of such subsidiary’s property or assets to SUI or any other subsidiary of SUI, except as described in or contemplated by the SEC Documents.

(p)    SUI and its subsidiaries possess all material licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except where the failure to possess such license, certificate, permit or other authorization would not have a Sun Material Adverse Effect, and neither SUI nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Sun Material Adverse Effect, except as set forth in or contemplated in the SEC Documents.

(q)    Except as disclosed in the SEC Documents and except for any violations that would not result in a Sun Material Adverse Effect, to the knowledge of SUI, the Properties do not contain any Hazardous Materials prohibited, limited or regulated under any Environmental Laws in violation of such Environmental Laws; provided, however, nothing herein shall be deemed a representation or warranty regarding Hazardous Materials which may be used by tenants of the Properties or contained within manufactured homes located at the Properties.

(r)    Except as disclosed in the SEC Documents, neither SUI nor any of its subsidiaries maintains, sponsors, participates in or contributes to, and neither SUI nor any of its subsidiaries in the past has maintained, sponsored, participated in or contributed to, either on its own or as a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended, any employee health or benefit plan (as defined in Section 3(1) of ERISA)), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees, and no current or former employee of SUI or any of its subsidiaries a claim against SUI or any of its subsidiaries as a result of a violation of ERISA or other statute governing benefit plans.

(s)    There is and has been no failure on the part of SUI and any of SUI’s directors or executive officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including the establishment and maintenance of disclosure controls and procedures, Section 402 related to loans and Sections 302 and 906 related to certifications.

(t)    SUI and its executive officers are in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time; and is in compliance with any other prohibitions on dealings with persons, groups, countries, or entities proscribed by the United States government, and Buyer has no reason to believe that any of the foregoing is untrue or inaccurate.
(v)    None of SUI or its executive officers is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of the Executive Order; (2) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.
(w)     No relationship, direct or indirect, exists between or among SUI on the one hand, and the directors or executive officers of SUI on the other hand, which is required to be described in the SEC Documents and which is not so described.
(x)    Taxes.
(i)    Each of SUI and the SUI Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. SUI and each SUI Subsidiary has paid (or SUI has paid on its behalf), all material Taxes required to be paid. True, correct and complete copies of all material federal, state and local Tax returns and reports for SUI, SCOLP and SHS for 2010, 2011 and 2012, and all written communications relating thereto with any Governmental Entity, have been delivered or made available to representatives of Company. All material Taxes which SUI or the SUI Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements contained in the SUI SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by SUI and the SUI Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. SUI and each SUI Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2013, neither SUI nor any of the SUI Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon SUI or any SUI Subsidiary. Except as disclosed in Schedule 8.1(x), neither SUI nor any SUI Subsidiary is the subject of any material audit, examination, or other proceeding in respect of federal, state, local or foreign Taxes; to the Knowledge of SUI, no material audit, examination or other proceeding in respect of federal, state, local or foreign Taxes involving SUI or any SUI Subsidiary is being considered by any Tax authority; and no material audit, examination or proceeding in respect of federal, state, local or foreign Taxes involving SUI or any SUI Subsidiary has occurred since December 31, 2013. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of SUI or any SUI Subsidiary, proposed) against SUI or any of the SUI Subsidiaries, including claims by any taxing authority in a jurisdiction where SUI or any SUI Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no liens, claims and encumbrances for Taxes upon the assets of SUI or the SUI Subsidiaries except for statutory liens, claims or encumbrances for Taxes not yet due or payable and for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.
(ii)    SUI (A) has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements for qualification as a REIT beginning with its taxable year ended December 31, 1994, (B) has operated, and intends to continue to operate, in a manner consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the failure to qualify or continue to qualify as a REIT. Each Subsidiary of SUI which is a partnership, joint venture or limited liability company (that has not joined with SUI in making an election to be a taxable REIT subsidiary in accordance with Section 856(l) of the Code) since its formation has (A) been and continues to be classified for federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause SUI to violate Section 856(c)(4) of the Code. No SUI Subsidiary since its formation has been or is now a corporation for United States federal income tax purposes other than a corporation that qualifies as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary. Neither SUI nor any SUI Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88‑19 or Treasury Regulation Section 1.337(d)‑5, Treasury Regulation Section 1.337(d)‑6 or Treasury Regulation Section 1.337(d)‑7 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder. Since its inception, SUI and the SUI Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid; and (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs). Each corporation, trust or other entity taxable as an association which has merged with and into SUI had been subject to taxation as a REIT at all times since its initial election of REIT status and had satisfied all requirements to qualify as a REIT for such years, except to the extent that a failure to satisfy such requirements would not have an SUI Material Adverse Effect. SUI’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) SUI’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) SUI’s net capital gain for such year.
(iii)    For each taxable year beginning with its taxable year ended December 31, 1994 through the taxable year beginning January 1, 2013, SCOLP was properly classified and qualified to be taxed as a partnership for U.S. federal income tax purposes.
(iv)    Except as disclosed in Schedule 8.1(x), there are no SUI Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of the SUI threatened to raise, a material claim against SUI or any SUI Subsidiary for any breach of any SUI Tax Protection Agreements.
(v)    Neither SUI nor any SUI Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.
(vi)    Neither SUI nor any SUI Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes, (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes, or (z) has participated in any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.
(vii)    Neither SUI nor any SUI Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year.
(viii)    Except as disclosed in Schedule 8.1(x), neither SUI nor any of the SUI Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(ix)    Neither SUI nor any SUI Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return.
(x)    SUI and the SUI Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable laws.
(xi)    None of SUI nor any SUI Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of
Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or series of related transactions (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(xii)    No written power of attorney has been granted by SUI or any SUI Subsidiary (other than to SUI or a SUI Subsidiary) and no such power of attorney currently is in force with respect to any matter relating to Taxes.
(xiii)    Neither SUI nor any SUI Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(xiv)    SUI is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(y)    SCOLP is a partnership, and not an association or partnership taxable as a corporation, for federal income tax purposes
(z)    All dividends made by SUI to holders of its capital stock have been made in compliance with the applicable rules and regulations of the Maryland General Corporation Law (the “MGCL”). All dividends made by SUI to holders of SUI’s preferred stock have been made in accordance with the articles supplementary governing such preferred stock and have been made in compliance with the applicable rules and regulations of the MGCL. All distributions made by SCOLP to holders of Units have been made in compliance with the applicable rules and regulations of the Michigan Revised Uniform Limited Partnership Act.
(aa)    SUI has, and at the Closing Date will have sufficient cash or lines of credit available to pay (i) the Cash Payment and (ii) any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and any related fees and expenses.
(bb)    The Board of Directors of SUI has (i) taken all action necessary to render inapplicable to the Merger, the issuance of the Aggregate Per Share Merger Consideration (and any securities issuable upon the conversion or exchange thereof) and the other transactions contemplated by this Agreement the provisions of Subtitle 6 of Title 3 of the Maryland General Law and Subtitle 7 of Title 3 of the Maryland General Law; and (ii) incorporated the requisite exemptions in SUI’s Bylaws or by resolution of the Board of Directors of SUI. SUI and the Board of Directors of SUI have taken all appropriate and necessary actions to waive or remove, or to exempt the Company and its beneficial owners from triggering, any and all limitations on ownership of capital stock contained in SUI’s Organizational Documents by reason of the Merger, the issuance of the Aggregate Per Share Merger Consideration (and any securities issuable upon the conversion or exchange thereof) and the other transactions contemplated by this Agreement. With respect to the Rights Agreement dated as of June 2, 2008 between the SUI and Computershare Trust Company, N.A. (“Rights Agreement”), SUI has taken all action necessary to prevent the occurrence of a Triggering Event (as defined in the Rights Agreement) in connection with the Merger, the issuance of the Aggregate Per Share Merger Consideration (and any securities issuable upon the conversion or exchange thereof) and the other transactions contemplated by this Agreement.
8.2    All references in this Agreement to “SUI’s knowledge” or “words of similar import (whether or not such words may be capitalized), (i) shall refer only to the current actual knowledge of the “Knowledge Party” identified in this Section 8.2 and (ii) shall not be construed to refer to the knowledge of any other partner, member, officer, director, shareholder, venturer, consultant, employee, agent, property manager or representative of SUI. There shall be no personal liability on the part of the Knowledge Party arising out of any representations and warranties made herein. For purposes of this Agreement, the Knowledge Parties shall be Gary Shiffman, John McLaren, Karen Dearing and Jonathan Colman. All references herein to written notice having been given to SUI shall include only those notices actually received by the Knowledge Party or for which SUI shall have received formal written notice.
8.3    The provisions of Section 8.1 and all representations and warranties contained therein shall survive the closing of the Merger, but only to the extent expressly provided in, and subject to the terms and conditions of, the Omnibus Agreement, including (without limitation) the terms, conditions and limitations set forth in Section 8 of the Omnibus Agreement. Without limiting the foregoing, from and after the Closing, the sole and exclusive remedy for any breach or violation of this Agreement, including (without limitation) the representations and warranties of SUI set forth herein, shall be as provided in Section 8 of the Omnibus Agreement. All of such representation and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing SUI delivers written notice to the contrary to the Company.

9.    INFORMATION AND ACCESS TO EACH PROJECT.
9.1    At all reasonable times from and after the date hereof, the Company shall afford SUI and its representatives reasonable access to each Project, including, but not limited to, the right to conduct non-invasive environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at each Project, together with all other aspects of each Project. In no event shall SUI or its agents or representatives conduct any Phase II type environmental testing without first obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. SUI shall defend, indemnify and hold the Company harmless from and against any and all claims, demands, losses, costs and/or liabilities associated with all Losses, damage or injury to any person, property or any Project caused by or attributable to the actions, omissions or negligence of SUI and/or its contractors, representatives or other agents while they are on the Projects or otherwise arising out of SUI’s entry onto the Projects or activities pursuant to this Section or otherwise. SUI shall take the necessary steps to ensure that its contractors and agents have and maintain appropriate insurance policies related to (1) commercial general liability, including contractual liability, and (2) professional errors and omissions liability, including contractors’ pollution liability. Prior to entering the Projects, SUI shall provide the Company with insurance certificates evidencing its general liability coverage with minimums reasonably satisfactory to the Company and naming the Company and each Property Owner as an additional insured and prior to permitting any of its representatives to enter the Projects, SUI shall deliver similar insurance certificates for the benefit of the Company. All physical inspections of the Projects conducted by SUI or its employees, agents, independent contractors or consultants shall be at SUI’s sole cost and expense and performed in a manner that shall not interfere with the on-going use of the Projects, or the rights and enjoyment of the Project by the tenants and occupants thereof, which physical inspections shall be discreet and unobtrusive as reasonably possible and which shall only be made upon at least one (1) business day’s prior written notice to the Company. The Company and its representatives and agents shall have the right to accompany SUI and its agents, contractors and representatives at all times while they are accessing any Project, to monitor their activities and to ensure compliance with the terms and conditions hereof. In no event shall SUI or any of its agents, representatives or consultants disclose this transaction or any communications with any tenants, employees or third party vendors of the Company without first obtaining the Company’s prior written consent. If, as a result of any invasive testing performed by SUI or its agents, damage is caused to any Project, SUI shall, at its sole cost and expense, restore such Project to substantially the condition existing prior to the entry by SUI and its agent and representatives within ten (10) days after receiving written notice from the Company or Property Owner of such damage. In the event this Agreement is terminated, other than as a result of a breach by the Company, SUI shall return to the Company all information or documents furnished by the Company to SUI. The obligations of SUI set forth in this Section 9.1 shall survive the termination of this Agreement or the Closing Date.

9.2    Within thirty (30) days after the date upon which Sun Communities, Inc. makes a public announcement on Form 8-K with the SEC announcing the transactions contemplated herein and in the Omnibus Agreement and the other agreements executed in connection therewith, the Company shall deliver to SUI, or make available to SUI, and thereafter SUI shall have access to, the following documents and materials (to the extent not already made available to SUI). After the Closing Date, the Green Entities shall obtain a CD ROM or flash drive from the Rojo data room provider (R.R. Donnelley) with copies of the documents contained in the Rojo data room and provide same to SUI. The Company shall not remove any of the documents and materials that either (i) have been posted to the Project Rojo data room prior to the Effective Date, or (ii) are posted to the Project Rojo data room prior to and including the Closing Date.

(a)	Copies of the current form(s) of lease that each Property Owner provides to prospective tenants;

(b)
Copies of all equipment leases, and all written service, utility, supply, maintenance, concession and employment contracts, other material agreements, and other continuing material contractual obligations (collectively the “Project Contracts”) to which the Property Owner, a Holding Company, or the Company are a party and affecting the ownership or operation of any Project other than the Permitted Exceptions, the Mortgage Documents, and leasing and management agreements (which, except for such agreements for the benefit of any applicable homeowners association or property owners association, the Company shall be obligated to cause each Property Owner to terminate at Closing at its sole cost and expense), to the extent not already provided or made available to SUI;

(c)
Annual operating statements of the results of the operation of each Project for each of the last three (3) full calendar years (or for the period of the Property Owner’s ownership period, if such Project has not been owned for three (3) calendar years), and copies of any applicable federal tax returns for the Holding Company and the Property Owner covering such Holding Company’s and Property Owner’s last three (3) fiscal years (or such shorter period of time, if the applicable entity has not existed for that period of time or if the Company has not owned such entity for such period of time);

(d)
Architectural drawings, plans and specifications and site plans for each Project (the “Plans”), to be made available to SUI at the location where they are kept in the ordinary course of business – i.e., either at the office of Company or at the Project), to the extent available;

(e)
Copies of all written notices received by the Company or any Property Owner after the Effective Date from any governmental authority of any material violations of zoning, safety, building, fire, environmental or health code relating to each Project; and

(f)
All other financial data, operating data, contracts, Tenant Leases (Tenant Leases will be made available to SUI at the location where they are kept in the ordinary course of business – i.e., either at the office of the Company or at the Project), instruments, invoices and other writings relating to any Project which SUI may reasonably request, including, without limitation, tax bills and correspondence with the tax assessor, rent rolls for the past two years, information concerning capital improvements installed by the Company, information concerning historical rent increases imposed by the Company, a list of recurring services not furnished to any Project through the Project Contracts, non-privileged information concerning any pending or threatened litigation, utility bills for the past two (2) years, insurance policies and information regarding insurance claims, certificates of occupancy, existing environmental reports, and the organizational documents of any Project's homeowners association, if organized and if in the Company’s or the Property Owner’s possession, and any executory agreements between the Company and any such homeowners association.

9.3    If and to the extent required to comply with Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission ("SEC"), SUI shall have the right, at its expense, to cause its accountant or Deloitte & Touche to prepare audited financial statements of each Property Owner and its operations at the Projects for the calendar years ended December 31, 2011, December 31, 2012, and December 31, 2013, and for the period from January 1, 2014 through the calendar month preceding the Closing Date, and the Company shall cooperate and assist in all reasonable respects with the preparation of the audited financial statements, at no cost or expense to the Company. For any Projects acquired in 2013 or 2014, the Company and/or each applicable Property Owner shall provide SUI with at least twelve (12) months of historical financial information, if and to the extend required to comply with Rule 3-14 and within the Company’s possession or control, including, if applicable, financial statements from the party who sold such Project to such Property Owner. The Company shall furnish to SUI and its accountants all financial and other information in its possession or control which is reasonably required to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the SEC and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. The Company also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants and reasonably acceptable to the Company, which representation letter is required to enable an independent public accountant to render an opinion on such financial statements. Notwithstanding anything contained in this Section 9.3 to the contrary, however, SUI acknowledges and agrees that (i) the financial statements and other information provided by the Company under this Section 9.3 shall be provided without representations or warranty whatsoever to SUI or the Sun Parties, except as expressly provided in Section 7 of this Agreement, and (ii) the preparation of such audited financial statement(s) shall not be a condition precedent to Closing, shall not be required to be completed prior to Closing and in no event shall the preparation and/or delivery of such financial statement(s) or information delay the Closing Date as provided in this Agreement.

10.    CONDITIONS.
10.1    The obligation of SUI and Merger Sub to consummate the Merger is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of SUI hereunder to be performed at Closing, which, if not satisfied or waived by SUI on or before the Closing Date (unless a different time for performance is expressly provided herein), shall constitute a failure of conditions under Section 6.1 of the Omnibus Agreement. Further, if any such condition was not satisfied as a result of any default or breach of this Agreement by the Company, SUI may pursue such legal and equitable rights and remedies that may be available to it pursuant to the Omnibus Agreement:
(a)    On the Closing Date, (i) title to each Project shall be held by the applicable Property Owner in the condition required by this Agreement, (ii) the Title Company shall deliver “marked-up” Commitments or proforma policies agreeing to issue the Required Title Policies, and (iii) the Company shall directly or indirectly own one hundred percent (100%) of the Membership Interest in each Holding Company identified as being owned by Company on the attached Exhibit A and each Holding Company shall own one hundred percent (100%) of the Membership Interest in each Property Owner identified as being owned by the Holding Company on the attached Exhibit A in the condition required under this Agreement, subject in each case to the exceptions set forth on Exhibit A.
(b)    The sale of the Owned Homes and the MH Contracts by HSC to SHS pursuant to the Asset Purchase Agreement shall close prior to or contemporaneously with the closing of the transactions contemplated in this Agreement.
(c)    The conditions to Closing set forth in the Omnibus Agreement shall be satisfied, together with the Closing deliveries set forth in Section 18.2.
(d)    The Company Shareholder Approval shall have been obtained.
(e)    All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Entity or other Person that are required to consummate the Merger, will have been obtained or made, in a manner reasonably satisfactory in form and substance to SUI, and no such authorization, consent or approval will have been revoked.
(e)    SUI will have received the resignations, effective as of the Closing, of each officer and director of the Company.
(f)    (i) the transactions under the Fund III MIPA shall have been completed, (ii) the Spin Offs shall have been completed, (iii) the Company shall directly or indirectly through one or more wholly-owned subsidiaries own 100% of the equity interests of each of the Holding Companies and the Property Owners, and (iv) the corporate structure of the Company shall be as set forth on the attached Schedule 10.1(f), in each case, acceptable to SUI in its reasonable discretion.
10.2    The obligation of the Company to consummate the Merger is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of the Company hereunder to be performed at Closing, which, if not satisfied or waived by the Company on or before the Closing Date (unless a different time for performance is expressly provided herein), shall constitute a failure of conditions under Section 6.2 of the Omnibus Agreement. Further, if any such condition was not satisfied as a result of any default or breach of this Agreement by SUI, the Company may pursue such legal and equitable rights and remedies that may be available to it pursuant to the Omnibus Agreement:
(a)    The sale of the Owned Homes and the MH Contract by HSC to SHS pursuant to the Asset Purchase Agreement shall close prior to or contemporaneously with the closing of the transactions contemplated in this Agreement.
(b)    The conditions to Closing set forth in the Omnibus Agreement shall be satisfied, together with the Closing deliveries set forth in Section 18.2.
(d)    The Company Shareholder Approval shall have been obtained.
(e)    All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Entity or other Person that are required to consummate the Merger, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Company, and no such authorization, consent or approval will have been revoked.
(f)    (i) the transactions under the Fund III MIPA shall have been completed, (ii) the Spin Offs shall have been completed, (iii) the Company shall directly or indirectly through one or more wholly-owned subsidiaries own 100% of the equity interests of each of the Holding Companies and the Property Owners, and (iv) the corporate structure of the Company shall be as set forth on the attached Schedule 10.1(f).
(g)    The shares of SUI Common Stock to be issued pursuant to the Merger (or issuable upon exchange or conversion of any securities issued pursuant to the Merger) shall have been approved for listing on the NYSE, subject to official notice of issuance.
(h)    SUI’s Board shall have taken and not revoked the actions specified in Section 22 of this Agreement.
11.    PRE-CLOSING CONDUCT
11.1    Intentionally Omitted.

11.2    Effective as of the Closing Date, the Company and each Holding Company and Property Owner, as applicable, shall terminate the existing manager of the Projects and any Non-Assumed Project Contracts.
11.3    Operation of the Company.
During the period from the date of this Agreement to the Effective Time, except with the prior written consent of SUI (which consent shall not be unreasonably withheld, conditioned or delayed) or as specifically contemplated by this Agreement or the Omnibus Agreement or as set forth on Schedule 11.3, the Company shall, and shall cause each of its Subsidiaries to:
(a)    use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and Company’s qualification as a REIT within the meaning of the Code;
(a)    not enter into, assume or acquire any asset subject to any Tax Protection Agreement;
(b)    (1) not declare, set aside or pay any dividends on, or make any other distributions in respect of, Company Shares or stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly‑owned by the Company, except (a) the authorization and payment of regular quarterly dividends that are consistent with past practices, and (b) the authorization and payment of any dividend or distribution necessary for the Company to maintain its qualification as a REIT under Section 856(c)
of the Code, in each case with respect to the Company Shares; provided that the Company shall notify SUI of the proposed record date for any such distribution prior to such date, (2) not split, combine, adjust or reclassify any Company Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Common Stock or (3) except as expressly contemplated herein, purchase, redeem or otherwise acquire any Company Shares or any options, warrants or rights to acquire, or security convertible into, Company Shares;
(c)    (1) not change in any material respect that is adverse to Company any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect or (2) not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $50,000, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2013, except as to clauses (1) and (2) as may be required by the SEC, applicable Law or GAAP;
(e)    not amend the Organizational Documents of the Company or any of its Subsidiaries;
(f)    (i) maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof), (ii) to not make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or (iii) to not make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP;
(g)    duly and timely file all material reports and other material documents required to be filed with any Governmental Authority;
(h)    not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization; and
(i)    not authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
11.4    Operation of SUI.
During the period from the date of this Agreement to the Effective Time, except with the prior written consent of the Company (which consent shall not be unreasonably withheld,conditioned or delayed) or as specifically contemplated by this Agreement or the Omnibus Agreement or as set forth on Schedule 11.4, SUI shall, and shall cause each of its Subsidiaries to:

(a)    use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and SUI’s qualification as a REIT within the meaning of the Code;
(b)    (1) not declare, set aside or pay any dividends on, or make any other distributions in respect of, SUI Common Stock or stock or other equity interests in any SUI Subsidiary that is not directly or indirectly wholly‑owned by SUI, except (a) the authorization and payment of regular quarterly dividends that are consistent with past practices, and (b) the authorization and payment of any dividend or distribution necessary for SUI to maintain its qualification as a REIT under Section 856(c) of the Code, in each case with respect to the SUI Common Stock;
(c)    not amend the Organizational Documents of SUI or SCOLP, other than any amendment that would not adversely affect the Shareholders;
(d)    not change in any material respect that is adverse to SUI any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect, except as may be required by the SEC, applicable Law or GAAP;
(e)     duly and timely file all material reports and other material documents required to be filed with any Governmental Authority;
(f)    not fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP;
(g)    not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization; and
(h)    not authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
11.5    State Law Matters.
If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover applicable Law becomes or is deemed to be applicable to the Company, SUI, the Merger or any other transaction contemplated by this Agreement, then each of the Company, its Board of Trustees, SUI, and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover applicable Law inapplicable to the foregoing.
11.6    NYSE Matters.
Prior to the Effective Time, SUI shall use its reasonable best efforts to cause the shares of SUI Common Stock and Preferred Stock issued pursuant to the Merger (or issuable upon exchange or conversion of any securities issued pursuant to the Merger) to be approved for listing on the NYSE, subject to official notice of issuance.

12.    DESTRUCTION OF PROJECTS
12.1 In the event any part of any Project shall be damaged by fire or other casualty (a “Casualty Event”) prior to the Closing Date, the Company shall notify SUI thereof, which notice shall include a description of the damage and all pertinent insurance information, and the Company shall cause the applicable Property Owner to promptly undertake and diligently prosecute the repair and restoration of the affected Project to substantially the same condition that existed immediately prior to the Casualty Event. In the event of any such damage to a Project, this Agreement shall not be terminated, nor shall the Closing be delayed, but, if the repair and restoration of the Project is not completed on or before the Closing Date, then the following terms and conditions shall apply:

(a)    At least five (5) Business Days prior to the Closing Date, the Company and SUI, acting reasonably and in good faith, shall review the status of the repairs and restoration with the general contractor or project manager retained by the Property Owner to perform or supervise the repairs and restoration, and shall mutually determine the reasonably anticipated costs and expenses required to complete the repairs and restoration of the Project to substantially the same condition that existed immediately prior to the Casualty Event (the “Estimated Repair Costs”).

(b)     At the Closing, the Company and SUI shall establish a joint order escrow with the Title Company, into which the Company shall deposit an amount of Cash equal to the Estimated Repair Costs. The escrow funds shall be disbursed as follows (i) to SUI, to reimburse SUI for actual out-of-pocket costs and expenses incurred by SUI or the Property Owner to complete the repairs or restoration (but not any Enhancements), from time to time upon not less than five (5) days prior written request from SUI to the Green Entities accompanied by reasonable and customary evidence of payment, which shall be subject to the Green Entities’ approval in accordance with the Deemed Approval Process, and (ii) upon completion of the required repairs and restoration (but not any Enhancements except as expressly required under applicable legal requirements to proceed with the other repairs and restoration), the remaining balance of the escrow funds, if any, shall be disbursed to or at the direction of the Green Entities. SUI shall proceed with due diligence to complete the work under this Section 12.1(b).

(c) The Green Entities’ obligations with respect to the repairs and restoration (including the Estimated Repair Costs) shall not include any obligation to make or pay for the cost or expenses of any enhancements or other improvements to the Project beyond the repair and restoration of the Project to substantially the same condition that existed immediately prior to the Casualty Event, including any enhancements or improvements that may be required to comply with applicable laws, building codes or other legal requirements (such as, without limitation, elevation of any home pads)
(“Enhancements”); provided however that if and only to the extent that the insurance proceeds recovered from the Casualty Event includes funds payable for or in respect of such Enhancements (including proceeds of any “laws and ordinances” coverage) (an “Insured Enhancement”), then such proceeds (net of the costs of recovery) shall be retained by the Property Owner or paid to SUI.

(d)    Except as expressly provided in subparagraph (c), the Company shall be entitled to receive and retain all insurance proceeds that may be payable as a consequence of the Casualty Event, and if any such insurance proceeds are received by the Property Owner or SUI after the Closing, then the same shall be paid over to the Green Entities, without demand, deduction or set off of any kind or nature, not later than two (2) business days after receipt. From and after the Closing, if the insurance claims arising from the Casualty Event (other than with respect to an Insured Enhancement) have not been settled to the Green Entities’ reasonable satisfaction, the Green Entities shall control the insurance settlement and adjustment process and, at the direction of the Green Entities, SUI will cooperate and cause the Property Owner to cooperate with the Green Entities in good faith to maximize the recovery of insurance proceeds. Without limitation, if requested by the Green Entities, SUI and the Property Owner shall assign to the Green Entities the right to settle and receive the insurance proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of the Green Entities) as the Green Entities deem to be necessary or appropriate for this purpose. With respect to an insurance claim for an Insured Enhancement, SUI shall control the insurance settlement and adjustment process and, at the direction of SUI, the Green Entities will cooperate with SUI in good faith to maximize the recovery of insurance proceeds. Without limitation, if requested by SUI, the Green Entities and the Property Owner shall assign to SUI the right to settle and receive the insurance proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of SUI) as SUI deems to be necessary or appropriate for this purpose.

(e)    If and to the extent that any Revenue Producing Sites at the affected Project immediately prior to the Casualty Event become untenantable or are vacated by reason of the Casualty Event or the tenants thereof are excused from or stop paying rent by reason of the Casualty Event (the “Rent Loss Sites”), then at the Closing, the Company and SUI shall establish a joint order escrow with the Title Company, into which the Company shall deposit an amount of Cash (the “Rent Loss Funds”) equal to the difference between (x) sixty (60) months’ rent and pass-through charges (as reasonably determined by the Company and SUI) for each of the Rent Loss Sites, at the base rental rate (without taking into account concessions) in effect for each Rent Loss Site immediately prior to the Casualty Event, exceeds (y) the amount of savings in Project operating expenses that would be expected to be realized by the vacancy of the Rent Loss Sites over a 60-month period, as reasonably estimated and mutually determined by the Company and SUI acting reasonably and in good faith. As used herein, the “Monthly Rent Loss Payment” for each affected home site shall be equal to one-sixtieth (1/60th) of the quotient obtained by dividing the total amount of Rent Loss Funds by the number of Rent Loss Sites. From and after the Closing, the Rent Loss
Funds shall be disbursed from escrow as follows (i) SUI shall be entitled to receive on a monthly basis, in advance, an amount equal to the product of the Monthly Rent Loss Payment multiplied by the number of the Rent Loss Sites that have not become Revenue Producing Sites, and (ii) upon any Rent Loss Site becoming a Revenue Producing Site, the Green Entities shall be entitled to receive from the escrow and amount equal to the product of the Monthly Rent Loss Payment multiplied by the number of months between the date that such Rent Loss Site becomes a Revenue Producing Site and the fifth (5th) anniversary of the Closing Date less the amount of actual rent concessions granted to such tenant, not to exceed two times the monthly pro forma rent for such site, which shall be disbursed to SUI. SUI and the Property Owner shall use good faith efforts from and after the Closing to turn Rent Loss Sites into Revenue Producing Sites so as to minimize the impact of the vacancy and loss of rents.

13.    CONDEMNATION
13.1    If, prior to the Closing Date, the Company or SUI receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of any Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the state or the county where the Project is located, then this Agreement shall not be terminated, nor shall the Closing be delayed, and the parties shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced. In such event SUI, acting reasonably, shall control the claim, litigation, and settlement a process and, at the direction of SUI, the Company will cooperate and cause the Property Owner to cooperate with SUI in good faith to maximize the recovery of condemnation proceeds. Without limitation, if requested by SUI, the Company and the Property Owner shall assign to SUI the right to settle and receive the condemnation proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of SUI) as SUI reasonably deems to be necessary or appropriate for this purpose. Any proceeds or awards made in connection with such taking shall be the sole property of SUI and the applicable Property Owner, and not the Company, less any out-of-pocket costs and expenses incurred by the Company with respect to restoration resulting from such condemnation or out-of-pocket costs and expenses incurred in connection with the collection of any such condemnation proceeds. In the event a Lender does not release the condemnation proceeds, SUI may pay off the applicable loan at Closing in accordance with the Omnibus Agreement.

14.    DEFAULT
14.1    Any default by the Company prior to Closing or any of the other Green Entities under the Omnibus Agreement shall constitute a default by the Company hereunder. In the event the Company shall fail to perform any of its material obligations hereunder, and if such default is not cured within ten (10) business days after notice thereof from SUI, then SUI shall be entitled to pursue the remedies available to SUI under 7.2 of the Omnibus Agreement.

14.2    Any default by SUI or any of the other Sun Parties under the Omnibus Agreement shall constitute a default by SUI hereunder. In the event SUI shall fail to perform any of its material obligations hereunder, and if such default is not cured within ten (10) business days after notice thereof from the Company (or the Green Entities after the Closing), then the Company or the Green Entities, on behalf of the Company, shall be entitled to pursue the remedies available to the Green Entities under 7.2 of the Omnibus Agreement.

14.3    SUI and the Company acknowledge and agree that their respective remedies for any breach or default hereunder shall be solely as provided in, and subject to the terms and conditions of, the Omnibus Agreement.

15.    LIABILITY; INDEMNIFICATION
15.1    Except as otherwise specified in this Agreement, SUI does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Projects. Except for the liability of the Property Owners under the Mortgage Documents pertaining to the Assumed Debt, Assumed Project Contracts, Tenant Leases, Restricted Leases and operating permits arising on or after the Closing Date, all accounts payable, obligations and liabilities of the Company, the Holding Companies, and the Property Owners, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred as of the Closing Date or arising out of events or occurrences prior to the Closing Date, including under the Non-Assumed Project Contracts (collectively, the "Pre‑Closing Liabilities") shall be the responsibility of, and paid by, the Company, and not by SUI, the Holding Companies or the Property Owners.

16.    DUE DILIGENCE INVESTIGATION
16.1    SUI shall have the right to perform its due diligence investigations in accordance with Section 5.3 of the Omnibus Agreement.

17.    ASSET PURCHASE AGREEMENTS; CONTRIBUTION AGREEMENTS; OMNIBUS AGREEMENT
17.1    Except as otherwise provided in the Omnibus Agreement (a) no Party may exercise any right of termination under this Agreement unless such Party or its Affiliates also terminates the Omnibus Agreement and the other Definitive Agreements identified therein, and (b) if the Omnibus Agreement or any of the other Definitive Agreements is terminated for any reason, this Agreement shall be automatically and simultaneously terminated, whereupon no Party shall have any further liability to any other Party under this Agreement, except for the terms and provisions hereof that expressly survive termination, including, without limitation, SUI’s obligations under Section 9.1.

18.    CLOSING
18.1    Subject to satisfaction or waiver by SUI of the conditions set forth in Section 10.1 hereof, satisfaction or waiver by the Company of the conditions set forth in Section 10.2 hereof and completion of the items specified in Section 18.2, the closing (“Closing”) of the transactions contemplated herein shall take place at a location mutually agreed upon in writing by the parties at 10:00 A.M., local time, on the applicable Closing Date set forth in the Omnibus Agreement.

18.2    At Closing:

(a)    The Parties shall cause the Articles of Merger to have been filed with the Department and become effective.
(b)    SUI shall cause the Aggregate Per Share Merger Consideration payable to holders of Company Shares to be delivered to the Exchange Agent.
(c)    The Title Company shall issue the Required Title Policies to SUI.
(d)    The Company shall deliver to SUI updated Rent Rolls, which shall be certified by the Company as true and correct in all material respects.
(e)    The Company shall deliver to the Property Owners and SUI or make available at the Projects, and to the extent in its possession or control, originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Assumed Contracts; (iii) all architectural plans and specifications pertaining to the development of the Projects, if applicable, and (iv) certificates of title for all vehicles owned by the Company and identified on the Personal Property list attached hereto as Exhibit B-1.
(f)    The Company shall deliver to SUI an affidavit certifying that it and all persons or entities holding an interest in the Company are not non‑resident aliens or foreign entities, as the case may be, such that the Company and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.
(e)    The Green Entities and SUI shall execute and deliver a Registration Rights Agreement, substantially in accordance with the terms set forth in Exhibit K.
(g)    Each of Green Courte Real Estate Partners II, LLC and GCP Fund II REIT, LLC shall execute and deliver to SUI a Lock-Up Agreement, substantially in accordance with the terms set forth in Exhibit L.
(h)    SUI and each of the Shareholders receiving Common OP Units or Preferred OP Units pursuant to the Merger shall execute and deliver an amendment to the Partnership Agreement in the form attached hereto as Exhibit M and, if requested, an amendment to the SCOLP certificate of limited partnership in a customary form.
(i)     Each of the Shareholders receiving Common Equity or Preferred Equity pursuant to the Merger shall execute and deliver a Subscription Agreement in a form attached hereto as Exhibit N.
(j)    The Company and SUI shall each deliver such documents or instruments as shall reasonably be required by the Title Company, including (to the extent required) transfer tax declarations and the like, to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such Party’s liability hereunder or decrease such Party’s rights hereunder.
(k)    The Company and SUI shall execute and deliver to the Lenders the documents and agreements required to effect the assumption of the Assumed Loans and to satisfy the Lenders’ requirements for the Loan Assumption Approvals, including (if applicable) execution and delivery by SUI or SCOLP of such replacement guaranties and indemnities as the Lenders may require, provided that the scope thereof is not materially greater than the scope of the existing non-recourse carveouts and environmental indemnities previously provided by the Company (or its principals or affiliates) to the Lenders.
(l)    The Company shall deliver to SUI an authority opinion from DLA Piper LLP (US) (“DLA Piper”) in form and substance as reasonably acceptable to SUI, and SUI shall deliver to the Company an authority opinion from Jaffe, Raitt, Heuer & Weiss (“JRHW”) or Ober, Kaler, Grimes & Shriver in form and substance reasonably acceptable to the Company.
(m)    The Company shall have received a written opinion of DLA Piper on which SUI shall be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to SUI, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2010, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company provided pursuant to, and as described in, Section 21.3.
(n)    SUI shall have received a written opinion of JRHW on which the Company shall be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with SUI’s taxable year that ended on December 31, 1994, SUI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled SUI to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SUI provided pursuant to, and as described in, Section 21.4.
19.    COSTS.

19.1    SUI and the Company shall each be responsible for their own counsel, accountants, and professional advisor fees, due diligence and travel expenses. As provided for herein, the Company shall pay: (a) the documentary, intangible and transfer taxes, if any, due on or in connection with the issuance of the Aggregate Per Share Merger Consideration, if and to the extent that such transfer taxes would customarily be paid by the seller of commercial property in the locale of the affected Project; (b) the Company’s share of the title insurance premiums for the Required Title Policy specified in Section 4.1 hereof, (c) costs associated with obtaining title insurance for the benefit of the lenders with respect to the Assumed Debt and (d) all Assumption Costs. As provided for herein, SUI shall pay: (i) all recording fees; (ii) costs associated with the Surveys and UCC and tax lien searches described in Section 4.3 hereof (ii) the documentary, intangible and transfer taxes, if any, due on or in connection with the issuance of the Aggregate Per Share Merger Consideration, if and to the extent that such transfer taxes would customarily be paid by the purchaser of commercial property in the locale of the affected Project; (iii) SUI’s share of the title insurance premiums for the Required Title Policy specified in Section 4.1 hereof, and the cost of any endorsements SUI may request with respect to the owner’s policies of title insurance to be provided by the Company as specified in Section 4.1 hereof, and (v) all costs associated with SUI’s inspection of the Projects. To the extent the Company or any Property Owner fails to pay any documentary, intangible and transfer taxes as required hereunder, the Green Entities shall indemnify, warrant and defend SUI against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from the Company’s or any Property Owner’s failure to pay such documentary, intangible and transfer taxes.

20.    ADVISORS.
20.1    Other than Wells Fargo Securities LLC, which includes its affiliate Eastdil Secured, whose fees and other compensation shall be paid by the Green Entities pursuant to the terms of a separate agreement, SUI and the Company represent and warrant to each other that the Parties making the representation have not dealt with any brokers or finders or created or incurred any obligation for a commission, finder’s fee or similar remuneration in connection with this transaction and agree to indemnify, warrant and defend each other against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from the breach or asserted breach of such representation.

21.    TAX TREATMENT AND TAX RETURNS.
21.1    With respect to the taxable year of the Company ending on the Closing Date, Company shall take all necessary actions, including without limitation, declaring and paying dividends sufficient to satisfy its requirement under Code Section 857(a)(1), to cause the Company to qualify as a REIT for its shortened tax year ending on the Closing Date.
21.2    SUI and the Company shall report the Merger for U.S. federal income tax purposes and all relevant state and local income tax purposes as a reorganization governed by Section 368(a)(1)(A) and (D)(2), and shall comply with all tax reporting requirements.
21.3    The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in Section 18.1(m) and (ii) deliver to DLA Piper and JRHW an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable DLA Piper and JRHW to render the opinions described in Section 18.1(m) and Section
18.1(n), respectively, on the Closing Date, (a “Company Tax Representation Letter”) and (iii) deliver to DLA Piper an officer’s certificate, dated as of the Closing Date, signed by an officer of the Company and in form and substance reasonably satisfactory to SUI, containing representations of the Company (x) as shall be reasonably necessary or appropriate to enable DLA Piper to render the opinion described in Section 18.1(m) on the Closing Date and (y) which reflect reasonable due inquiry by DLA Piper LLP (US).
21.4    SUI shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in Section 18.1(n) and (ii) deliver to DLA Piper and JRHW an officer’s certificate, dated as of the Closing Date and signed by an officer of SUI, containing representations of SUI as shall be reasonably necessary or appropriate to enable DLA Piper and JRHW to render the opinions described in Section 18.1(m) and Section 18.1(n), respectively, on the Closing Date, (a “SUI Tax Representation Letter”) and (iii) deliver to JRHW an officer’s certificate, dated as of the Closing Date, signed by an officer of SUI and in form and substance reasonably satisfactory to the Company, containing representations of SUI (x) as shall be reasonably necessary or appropriate to enable JRHW to render the opinion described in Section 18.1(n) on the Closing Date and (y) which reflect reasonable due inquiry by JRHW.
21.5    The Green Entities, with SUI’s commercially reasonable cooperation, shall (A) prepare, or cause to be prepared, and timely file, or cause to be timely filed, any income Tax Returns of the Company and Company Subsidiaries for any taxable period ending on or prior to the Closing Date which are filed after the Closing Date (the preparation and filing costs of which will be borne by the Green Entities) (such Tax Returns, the “Pre-Closing Income Tax Returns”) and (B) timely pay, or cause to be timely paid, all Taxes in connection therewith. The Pre-Closing Income Tax Returns shall be prepared in a manner consistent with the prior practice of such entities, unless otherwise required by applicable Tax Law. At least fifteen (15) days prior to the filing of any Pre-Closing Income Tax Return, the Green Entities shall submit a copy of such Pre-Closing Income Tax Return to SUI for its review and comment. The Green Entities shall take into account, in good faith, any commercially reasonable comments made by SUI on such Pre-Closing Income Tax Return. SUI, with the Green Entities’ reasonable cooperation, shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, any Tax Returns of the Company and Company Subsidiaries for (A) all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date, other than Pre-Closing Income Tax Returns, and (B) all Straddle Periods (“Straddle Period Tax Returns” and together with the Tax Returns described in clause (A) above, the “SUI Prepared Tax Returns”). The Company Representative shall have a reasonable opportunity to review and comment upon all SUI Prepared Tax Returns. SUI shall take into account in good faith any commercially reasonable comments made by the Company Representative on the SUI Prepared Tax Returns. Any SUI Prepared Tax Return shall not be filed without the prior written consent of the Company Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, if the Company Representative has failed to deliver a written response to SUI’s request for consent to such SUI Prepared Tax Return by the second (2nd) Business Day before its due date (taking into account any valid extension thereof), SUI shall be permitted to timely file, or cause to be timely filed, such SUI Prepared Tax Return as prepared by SUI.
21.6    For purposes of this Agreement, in the case of any real property, personal property or similar ad valorem taxes that are payable for a Straddle Period, the portion of such
Taxes which relates to the Pre-Closing Tax Period portion of the Straddle Period will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period portion of the Straddle Period and the denominator of which is the number of days in the entire Straddle Period.

22.    APPOINTMENT OF DIRECTORS.

22.1    At or prior to the Effective Time, the Board of Directors of SUI (the “Board”) shall be increased to no more than ten (10) members, the Board shall elect Randall K. Rowe and James R. Goldman to the Board and one of them shall be recommended to the Board’s Nomination and Corporate Governance Committee to be considered to serve on each meaningful committee of the Board (subject to compliance with NYSE requirements).

23.    D&O INDEMNIFICATION AND INSURANCE

23.1     SUI and Merger Sub agree that the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable in any material respect with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors or officers of the Company and its Subsidiaries than are provided in the Company’s and its Subsidiaries’ respective organizational documents as of the date of this Agreement, provided that such provisions are not more than as permitted for a corporation under Maryland Law, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights of individuals who were directors, officers, employees or agents of the Company and its Subsidiaries at or prior to the Effective Time, unless such modification shall be required by Law. From and after the Effective Time, SUI shall cause the Surviving Corporation to pay and perform in a timely manner such indemnification obligations.

23.2     In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if SUI dissolves the Surviving Corporation, then, and in each such case, SUI shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 23.

23.3     Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any individual who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 23 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

23.4     The provisions of this Section 23 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. SUI shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 23 in connection with their successful enforcement of their rights provided in this Section 23.

24.    ASSIGNMENT.

24.1    No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of each other Party; provided, however, that SUI may assign its rights and obligations hereunder to a wholly-owned subsidiary of SUI upon notice to the Company but without the prior written consent of the Company. No assignment or attempted assignment by SUI shall release or otherwise impair the obligations and liabilities of SUI or the rights and remedies of the Company hereunder.

25.     CONTROLLING LAW.

25.1    This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law; provided that the Maryland Law shall apply with respect to matters, issues and questions relating to the Merger.

26.    ENTIRE AGREEMENT.

26.1     This Agreement (together with the Exhibits and Schedules hereto), the Confidentiality Agreement dated May 20, 2014 between Green Courte Partners, LLC, SUI, and certain other parties identified therein, as amended (which remains in full force and effect and survives the execution and delivery of the Agreement), and the Omnibus Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Company and SUI with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated June 13, 2014. In the event of any conflict or inconsistency between the terms and provisions hereof, on the one hand, and the terms and provisions of the Omnibus Agreement, on the other hand, the terms and provisions of the Omnibus Agreement shall govern and control. Except as noted above in this Section, there is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.

27.    AMENDMENTS.
27.1    This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, SUI and the Company provided, however, that after the Company Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this
Agreement to the holders of Company Shares, or which by applicable Law requires the further approval of the stockholders of the Company or SUI without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law.

28.    NOTICES.
28.1    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) in accordance with the notice terms and conditions set forth in the Omnibus Agreement.

29.    BINDING.

29.1    The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

30.    PARAGRAPH HEADINGS.

30.1    The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the rights of any Party or the intent of this Agreement or any of the provisions hereof.

31.    SURVIVAL AND BENEFIT.

31.1    Except as otherwise expressly provided herein or in the Omnibus Agreement, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall not survive the Closing Date or the consummation of the transactions provided for herein.

31.2    The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever, except (a) for the third-party beneficiaries contemplated by Section 23, and (b) from and after the Effective Time, holders of Company Shares shall have the right to receive the Applicable Per Share Merger Consideration pursuant to the terms and conditions of Section 2.

31.3    This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that the Company and SUI have contributed substantially and materially to the preparation of this Agreement.

32.    COUNTERPARTS

32.1    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile, electronic or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

33.    PUBLICITY.

33.1    The Company and SUI each hereby covenant that neither Party shall issue any press release related to this transaction either prior to or after Closing without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, however, nothing herein shall be deemed a limitation on SUI’s rights to issue statements required by or in order to comply with any applicable Law, including any requirements promulgated by the U.S. Securities and Exchange Commission.

34.    NO RECORDING.

34.1    SUI agrees that it shall not record this Agreement or any memorandum or notice hereof and any such actions taken by SUI shall be deemed a default hereunder.

35.    FURTHER ASSURANCES.

35.1    From time to time after the Closing Date, without payment of additional consideration, the Shareholders, the Green Entities and SUI shall execute and deliver, or cause to be executed and delivered, such further reasonable and customary instruments and documents, and shall do, or cause to be done, such further reasonable and customary acts and things as may reasonably be requested by another party hereto for the purpose of consummating the Merger or otherwise accomplishing the transactions contemplated herein which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder, and all at no out-of-pocket costs to the other party.

36.    ENFORCEMENT COSTS.

36.1    Should either party employ attorneys to enforce any of the provisions hereof (including the pursuit of specific performance), the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable attorneys’ fees, court costs and legal expenses incurred in connection therewith.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date above first written.

SUI:	Sun Communities, Inc., a Maryland corporation

	By:	/s/ Gary A. Shiffman
Gary A. Shiffman, CEO

MERGER SUB:	Sun Maryland, Inc., a Maryland corporation

	By:	/s/ Gary A. Shiffman
Gary A. Shiffman, CEO

THE COMPANY:	GCP REIT III, a Maryland real estate investment trust

	By:	/s/ James R. Goldman
James R. Goldman, President/Trustee